UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Basic Energy Services, Inc.

(Name of Registrant as Specified In Its Charter)

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Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, Texas 79701

NOTICE OF THE 2010
ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of Stockholders of Basic Energy Services, Inc. will be held on Tuesday, May 25, 2010, at 10:00 a.m. local time, at the Petroleum Club of Midland, located at 501 W. Wall, Midland, Texas 79701, for the following purposes:

1. To elect three Class II directors to serve a three-year term;

2. To ratify the appointment of KPMG LLP as our independent auditor for fiscal year 2010; and

3. To transact such other business as may properly come before the meeting, or any adjournment of it.

Stockholders of record at the close of business on April 6, 2010 are entitled to vote at the meeting or any adjournment. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during ordinary business hours at our offices at 500 W. Illinois, Suite 100, Midland, Texas 79701 during the ten days prior to the meeting. Stockholders holding at least a majority of the outstanding shares of our common stock are required to be present or represented by proxy at the meeting to constitute a quorum.

Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the Petroleum Club of Midland by calling (432) 682-2557.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to Be Held on May 25, 2010: This notice, the proxy statement for the 2010 Annual Meeting of the Stockholders and our annual report on Form 10-K for the fiscal year ended December 31, 2009 are available at https://www.proxydocs.com/BAS.

By Order of the Board of Directors,

Alan Krenek,
Secretary

Midland, Texas
April 22, 2010

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR	40
OTHER MATTERS	41
PROPOSALS OF STOCKHOLDERS FOR 2011 ANNUAL MEETING	41
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	41
ADDITIONAL INFORMATION	41

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PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 25, 2010

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors in connection with the 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”) of Basic Energy Services, Inc., a Delaware corporation (the “Company”), to be held at the Petroleum Club of Midland, located at 501 W. Wall, Midland, Texas 79701, on Tuesday, May 25, 2010, at 10:00 a.m. local time. Stockholders of record at the close of business on April 6, 2010, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment.

When a properly executed proxy is received prior to the meeting, the shares represented will be voted at the meeting in accordance with the directions noted on the proxy. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address provided below or by attending the meeting in person and so notifying the inspector of elections.

Management does not intend to present any business for a vote at the 2010 Annual Meeting, other than (i) the election of directors and (ii) the ratification of KPMG LLP as the Company’s independent auditor for fiscal year 2010. Unless stockholders specify otherwise in their proxy, their shares will not be voted in the election of the nominees listed in this proxy statement and FOR the ratification of the independent auditor. If other matters requiring the vote of stockholders properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their judgment.

The complete mailing address of the Company’s executive offices is 500 W. Illinois, Suite 100, Midland, Texas 79701. The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to the stockholders of the Company is April 22, 2010.

VOTING PROCEDURES

A majority of the outstanding shares of our common stock present or represented by proxy at the 2010 Annual Meeting will constitute a quorum for the transaction of business. Broadridge Financial Solutions, Inc. will tabulate all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. The Company will appoint an inspector of elections at the meeting.

The affirmative vote of holders of a plurality of our common stock present or represented by proxy at the meeting and entitled to vote is required for the election of each nominee for director. Under Delaware law, a broker non-vote or an abstention is not considered to be a vote cast for any proposal and will not have any impact on the outcome of such proposal. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares. Brokers that have not received instructions from the beneficial owners are permitted to vote on discretionary items, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. As a result of a change in the rules of the New York Stock Exchange (“NYSE”), beginning with the 2010 Annual Meeting, brokers will no longer have discretionary voting authority with respect to the election of directors. Abstentions and broker non-votes will count in determining whether a quorum is present at the 2010 Annual Meeting. As a result, both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections.

For ratification of the independent auditor and any other matters presented for a vote of stockholders, the affirmative vote of holders of a majority of our common stock present or represented by proxy at the meeting and entitled to vote is required. As a result, abstentions and broker non-votes will have the same practical effect as votes against this proposal. Because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal.

Stockholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

VOTING SECURITIES

On April 6, 2010, the record date, there were outstanding 41,267,517 shares of our common stock held of record by approximately 335 persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of our common stock held on the record date. Stockholders do not have cumulative voting rights.

PROPOSAL 1:

ELECTION OF DIRECTORS

Board of Directors.  The Company’s Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each. Three Class II directors will be elected at the 2010 Annual Meeting to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2013. Pursuant to Delaware law, in the event of a vacancy on the Board of Directors, a majority of the remaining directors will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, removal, disqualification or other cause created the vacancy and thereafter until the election of a successor director.

Recommendation; Proxies.  The Board of Directors recommends a vote FOR each of the nominees named below.  The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority FOR the election of the nominees named below. Although the Board of Directors of the Company does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees.  The following table sets forth information for each nominee. Each nominee has consented to be named in this proxy statement and to serve as a director, if elected.

			Director
Name	Principal Occupation	Age	Since	Class

William E. Chiles	Mr. Chiles has served as a director of Basic Energy Services since 2003. Mr. Chiles has served as the Chief Executive Officer and President and a director of Bristow Group Inc. (formerly Offshore Logistics, Inc.), a provider of helicopter transportation services to the worldwide offshore oil and gas industry, since July 2004. Mr. Chiles served as Executive Vice President and Chief Operating Officer of Grey Wolf, Inc. from March 2003 until June 2004. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore Inc. Mr. Chiles has a B.B.A. in Petroleum Land Management from the University of Texas and an M.B.A. in Finance and Accounting with honors from Southern Methodist University.	61	2003	II

			Director
Name	Principal Occupation	Age	Since	Class

Robert F. Fulton	Mr. Fulton has served as a director of Basic Energy Services since 2001. Mr. Fulton has served as President and Chief Executive Officer of Frontier Drilling ASA, an offshore oil and gas drilling and production contractor, since September 2002. From December 2001 to August 2002, Mr. Fulton managed personal investments. Prior to December 2001, Mr. Fulton spent most of his business career in the energy service and contract drilling industry. He served as Executive Vice President and Chief Financial Officer of Merlin Offshore Holdings, Inc. from August 1999 until November 2001. From 1998 to June 1999, Mr. Fulton served as Executive Vice President of Finance for R&B Falcon Corporation, during which time he closed the merger of Falcon Drilling Company with Reading & Bates Corporation to create R&B Falcon Corporation and then the merger of R&B Falcon Corporation with Cliffs Drilling Company. He graduated with a B.S. degree in Accountancy from the University of Illinois and an M.B.A. in finance from Northwestern University.	58	2001	II
Antonio O. Garza, Jr.	Mr. Garza was appointed as a director of Basic Energy Services in 2009. Mr. Garza joined ViaNovo, a management and communications consultancy, as a partner in June 2009 and also serves as the chair of its new business enterprise, ViaNovo Ventures. Additionally, Mr. Garza currently acts as Counsel in the Mexico City office of White & Case, an international practice law firm. Prior to joining ViaNovo and White & Case, Mr. Garza served as U.S. Ambassador to Mexico from the summer of 2002 to May 2009. In 1998, Mr. Garza was elected to the Texas Railroad Commission and served as Chairman of the Commission from 1999 to 2002. Mr. Garza holds a B.B.A. from the University of Texas at Austin and a J.D. from Southern Methodist University School of Law.	50	2009	II

Other Directors.  The following table sets forth certain information for the Class III and Class I directors, whose terms will expire at the Annual Meetings of Stockholders in 2011 and 2012, respectively.

			Director
Name	Principal Occupation	Age	Since	Class

James S. D’Agostino	Mr. D’Agostino has served as a director of Basic Energy Services since 2004. Mr. D’Agostino serves as Chairman of the Board and Chief Executive Officer of Encore Bancshares, Inc., a banking, wealth management and insurance services holding company currently listed on the NASDAQ Global Market, and has served as Chairman for its subsidiary, Encore Bank, N.A., since July 2009 after serving as Encore Bank’s Chairman, President and Chief Executive Officer since November 1999. From 1998 to 1999, Mr. D’Agostino served as Vice Chairman and Group Executive, and from 1997 until 1998, he served as President, Member of the Office of Chairman and a director, of American General Corporation. Mr. D’Agostino graduated with an economics degree from Villanova University and a J.D. from Seton Hall University School of Law.	63	2004	III
Kenneth V. Huseman	Mr. Huseman has 31 years of well servicing experience. He has been our President and Chief Executive Officer and a Director since 1999. Prior to joining Basic, he was Chief Operating Officer at Key Energy Services from 1996 to 1999. He was a Divisional Vice President at WellTech, Inc., from 1993 to 1996. From 1978 to 1993, he was employed at Pool Energy Services Co., where he managed operations throughout the United States, including drilling operations in Alaska. Mr. Huseman graduated with a B.B.A. degree in Accounting from Texas Tech University.	58	1999	III

Thomas P. Moore, Jr.	Mr. Moore has served as a director of Basic Energy Services since 2005. Mr. Moore was a Senior Principal of State Street Global Advisors, the head of Global Fundamental Strategies, and a member of the Senior Management Group from 2001 through July 2005. Mr. Moore retired from this position in July 2005. From 1986 through 2001, he was a Senior Vice President of State Street Research & Management Company and was head of the State Street Research International Equity Team. From 1977 to 1986 he served in positions of increasing responsibility with Petrolane, Inc., including Administrative Vice President (1977-1981), President of Drilling Tools, Inc., an oilfield equipment rental subsidiary (1981-1984), and President of Brinkerhoff-Signal, Inc., an oil well contract drilling subsidiary (1984-1986). Mr. Moore is a Chartered Financial Analyst and holds an M.B.A. degree from Harvard Business School.	71	2005	III

			Director
Name	Principal Occupation	Age	Since	Class

Sylvester P. Johnson, IV	Mr. Johnson has served as a director of Basic Energy Services since 2001. Mr. Johnson has served as President and Chief Executive Officer and a director of Carrizo Oil & Gas, Inc. since December 1993. Prior to that, he worked for Shell Oil Company for 15 years. His managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson is a director of Pinnacle Gas Resources, Inc. Mr. Johnson is a Registered Petroleum Engineer and has a B.S. in Mechanical Engineering from the University of Colorado.	54	2001	I
Steven A. Webster	Mr. Webster has served as a director of Basic Energy Services since 2001. Mr. Webster has served as Co-Managing Partner of Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, media and healthcare sectors, since July 1, 2005. From 2000 until June 30, 2005, Mr. Webster served as Chairman of Global Energy Partners, a specialty group within Credit Suisse’s Alternative Capital Division that made investments in energy companies. From 1998 to 1999, Mr. Webster served as Chief Executive Officer and President of R&B Falcon Corporation, and from 1988 to 1998, Mr. Webster served as Chairman and Chief Executive Officer of Falcon Drilling Company, both offshore drilling contractors. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc. and as a director of SEACOR Holdings Inc., Hercules Offshore, Inc., Camden Property Trust, Geokinetics, Inc. and various privately held companies. Mr. Webster previously served as a director of Pinnacle Gas Resources, Inc. until June 2009; Encore Bancshares, Inc. until May 2009; Solitario Exploration & Royalty Corp. until March 2009; Grey Wolf, Inc. until December 2008; Brigham Exploration Company until April 2007; Goodrich Petroleum Corporation until March 2007; Crown Resources Corporation until August 2006; and Seabulk International, Inc. until March 2006. Mr. Webster was the founder and an original shareholder of Falcon, a predecessor to Transocean, Inc., and was a co-founder and original shareholder of Carrizo. Mr. Webster holds a B.S.I.M. from Purdue University, an M.B.A. from Harvard Business School and an honorary doctorate in management from Purdue University.	58	2001	I

Director Experience, Qualifications, Attributes and Skills.  The following is a brief discussion of the experience, qualifications, attributes or skills that led to the conclusion that the following persons should serve as a director of the Company. Only one of our directors, Mr. Huseman, is an officer of the Company. Mr. Huseman, our Chief Executive Officer, has over 30 years of experience in our industry. The relevant experience, qualifications, attributes and skills of our outside directors include: for Mr. Chiles, oil and gas drilling and other oilfield services; for Mr. D’Agostino, banking, investment management and insurance; for Mr. Fulton, oil and gas drilling; for Mr. Garza, political, regulatory and foreign (Mexico); for Mr. Johnson, oil and gas (including as a Registered Petroleum Engineer); for Mr. Moore, investment management (including as a Chartered Financial Analyst), oilfield service and audit committee financial expertise; and for Mr. Webster, oil and gas, oilfield service and private equity.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors

Meetings.  During fiscal 2009, the Board of Directors held six meetings of the full Board and 17 meetings of committees. The Nominating and Corporate Governance Committee held four meetings, the Compensation Committee held five meetings and the Audit Committee held eight meetings during fiscal 2009. In addition, the Company’s independent auditors and management meet with the Audit Committee Chairman prior to the issuance of earnings press releases, and the other members of the Audit Committee are invited to attend these meetings. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings of committees of the Board on which he served (during the periods that he served). Our non-management directors meet at regularly scheduled executive sessions presided over by our Chairman, Mr. Webster. Additionally, our independent directors meet at least once a year without members of management or non-independent directors present. Messrs. Huseman, Chiles, D’Agostino, Fulton, Johnson, Moore and Webster attended our 2009 annual meeting of stockholders.

Compensation.  Directors who are our employees do not receive a retainer or fees for service on the Board or any committees. We pay non-employee members of the Board for their service as directors. For 2009, directors who were not employees received an annual fee of $35,000. In addition, the chairman of each committee received the following annual fees: Audit Committee — $15,000; Compensation Committee — $10,000; and Nominating and Corporate Governance Committee — $10,000. Directors who were not employees received a fee of $2,000 for each Board meeting attended whether in person or telephonically. For committee meetings, directors who were not employees received a fee of $2,000 for each committee meeting attended whether in person or telephonically. In addition, each non-employee director has received, upon election to the Board, either (1) a stock option to purchase 37,500 shares of our common stock at the market price on the date of grant, which option vested ratably over three years, or (2) since our 2005 initial public offering, 37,500 shares of restricted stock that vest ratably over three years.

In 2009, based in part on a review and recommendations by Pearl Meyer & Partners, our independent compensation consultants, and our Compensation Committee, and consistent with compensation for 2008, each non-employee director received an annual grant of 4,000 shares of restricted stock that vest ratably over four years. Our Chairman was also granted additional shares of restricted stock in 2008 and 2009 that vested upon issuance as consideration for services in his capacity as Chairman and in lieu of his annual director fees.

During March 2010, due to the continued lower stock price per share of common stock, the Board increased the number of restricted shares issued as an annual retainer from 4,000 shares to 7,000 shares of restricted stock that vest ratably over four years. Our Chairman was also granted an additional 3,000 shares of restricted stock that vest ratably over four years and $30,000 in cash as consideration for services in his capacity as Chairman. The annual fees for committee chairmen and per meeting fees of directors were held the same as for 2009.

For additional information regarding fees earned for services as a director effective in 2009, see “Compensation Discussion and Analysis — Board Process — Compensation of Directors.” Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees and for other reasonable expenses related to the performance of their duties as directors.

Independence.  Our Board of Directors currently consists of eight members, including five members determined by our Board to be independent — Messrs. D’Agostino, Chiles, Garza, Johnson and Moore.

The Board has determined that Messrs. D’Agostino, Chiles, Garza, Johnson and Moore are independent as that term is defined by rules of the New York Stock Exchange and, in the case of the Audit Committee, rules of the Securities and Exchange Commission. In determining that each of these directors is independent, the Board considered that the Company and its subsidiaries in the ordinary course of business sell products and services to other companies, including those at which one of the directors serves as an executive officer and director. In particular, Carrizo Oil & Gas, Inc., a company for which Mr. Johnson serves as President and Chief Executive Officer and a director, uses the services of the Company, but such services represented less than 2% of Carrizo’s revenues in the past three years. Mr. Garza is counsel to a law firm that was engaged by the Company to perform services, but the fees for such services were less than $120,000 during 2009. In each case, these transactions did not automatically disqualify the directors from being considered independent under the NYSE rules. The Board also determined that these transactions were not otherwise material to the Company or to the other company involved in the transactions and that none of our directors had a material interest in the transactions with these companies. Based upon its review, the Board of Directors has affirmatively determined that each of these directors is independent and that none of these directors has a material relationship with the Company.

Shareholder and Interested Party Communications with the Board of Directors.  Shareholders and interested parties may communicate directly with the Board or a particular director by sending a letter to the attention of the Board or the particular director(s), as applicable, c/o Secretary, Basic Energy Services, Inc., 500 W. Illinois, Suite 100, Midland, Texas 79701. Shareholder communications must contain a clear notation on the mailing envelope indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” Additionally, if the enclosed letter is from an interested party, the mailing envelope must contain a clear notation indicating that it is an “Interested Party-Board Communication” or an “Interested Party-Director Communication,” as applicable. All such letters must identify the author as a shareholder and/or interested party and clearly state whether the intended recipients are all members of the Board, certain specified individual directors or a group of directors, such as the non-management directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Committees

All of the directors on our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are currently independent in compliance with the requirements of the Sarbanes Oxley Act of 2002, the NYSE listing standards and SEC rules and regulations. The following table shows the committees on which each director serves:

Nominating
and Corporate
Director	Audit	Governance	Compensation

Steven A. Webster
Kenneth V. Huseman
James S. D’Agostino, Jr.	X		X
William E. Chiles	X		X
Robert F. Fulton
Sylvester P. Johnson, IV		X
Antonio O. Garza, Jr.			X
Thomas P. Moore, Jr.	X	X

Audit Committee.  The responsibilities of the Audit Committee, composed of Messrs. Moore (Chairman), D’Agostino and Chiles, include:

•	to appoint, engage and terminate our independent auditors;

•	to approve fees paid to our independent auditors for audit and permissible non-audit services in advance;

•	to evaluate, at least on an annual basis, the qualifications, independence and performance of our independent auditors;

•	to review and discuss with our independent auditors reports provided by the independent auditors to the Audit Committee regarding financial reporting issues;

•	to review and discuss with management and our independent auditors our quarterly and annual financial statements prior to our filing of periodic reports;

•	to review our procedures for internal auditing and the adequacy of our disclosure controls and procedures and internal control over financial reporting;

•	to establish and maintain procedures for the receipt, retention and treatment of complaints received by us and concerns of employees regarding accounting and auditing matters; and

•	to evaluate its own performance at least annually and deliver a report setting forth the results of such evaluation to the Board.

To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management. The Board of Directors has determined that Messrs. Moore and D’Agostino are “audit committee financial experts.” The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available in the “Investor Relations — Corporate Governance” section of the Company’s website (www.basicenergyservices.com).

Nominating and Corporate Governance Committee.  The responsibilities of the Nominating and Corporate Governance Committee, composed of Messrs. Johnson (Chairman) and Moore include:

•	to identify, recruit and evaluate candidates for membership on the Board and to develop processes for identifying and evaluating such candidates;

•	to annually present to the Board a list of nominees recommended for election to the Board at the annual meeting of stockholders, and to present to the Board, as necessary, nominees to fill any vacancies that may occur on the Board;

•	to adopt a policy regarding the consideration of any director candidates recommended by our stockholders and the procedures to be followed by such stockholders in making such recommendations;

•	to adopt a process for our stockholders to send communications to the Board;

•	to evaluate its own performance at least annually and deliver a report setting forth the results of such evaluation to the Board;

•	to oversee our policies and procedures regarding compliance with applicable laws and regulations relating to the honest and ethical conduct of our directors, officers and employees;

•	to have the sole responsibility for granting any waivers under our Code of Ethics and Corporate Governance Guidelines; and

•	to evaluate annually, based on input from the entire Board, the performance of the CEO and report the results of such evaluation to the Compensation Committee of the Board.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website (www.basicenergyservices.com).

The Nominating and Corporate Governance Committee has not established any minimum qualifications for non-employee director candidates that it recommends for nomination.

The Nominating and Corporate Governance Committee has established procedures for identifying and evaluating director nominees. Among the many factors considered in identifying and evaluating nominees, the Nominating and Corporate Governance Committee first considers the Board’s needs. Candidates will first be interviewed by the Nominating and Corporate Governance Committee. If approved by the Nominating and Corporate Governance Committee, candidates will then be interviewed by all other members of the Board. The full Board, with such interested directors recusing themselves as appropriate, will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee. The Chairman of the Board, acting on behalf of the other members of the Board, will extend the formal invitation to an approved candidate to stand for election to the Board.

While the Nominating and Corporate Governance Committee may consider diversity among other factors when considering director nominees, it does not have any specific policy with regard to diversity in identifying director nominees. In practice, however, the Nominating and Governance Committee has considered diversity as a significant factor, including in connection with the appointment of Mr. Garza to the Board during 2009.

Stockholders may nominate director candidates in accordance with the Company’s Bylaws. To summarize, such nominations must be made in writing to the Company’s Secretary at the Company’s principal executive offices. The recommendation must set forth certain information about both the nominee and the nominating stockholder(s). The foregoing is a summary, and the specific requirements and procedures of the Bylaws, including timing of proposals, control.

The stockholder’s notice must set forth as to each nominee all information relating to the nominee that may be required under United States securities laws to be disclosed in solicitations of proxies for the election of directors, including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to (i) the stockholder giving notice and (ii) if any, (A) the beneficial owner on whose behalf the nomination is made, (B) any affiliates or associates of such stockholder or any beneficial owner described in clause (A), and (C) each other person with whom any of the foregoing persons either is acting in concert with respect to the Company or has any agreement, arrangement or understanding (whether written or oral) for purpose of acquiring, holding, voting (except pursuant to a revocable proxy given in certain specified circumstances) or disposing of any capital stock of the Company or to cooperate in obtaining, changing or influencing the control of the Company (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses) (each such person in clauses (A), (B) and (C) referred to as a “Stockholder Associated Person”): (1) a description of each agreement, arrangement or understanding with any Stockholder Associated Person; (2) the name and record address, as they appear on the Company’s books, of the stockholder proposing such business, such stockholder’s principal occupation and the name and address of any Stockholder Associated Person; (3) the class or series and number of equity and other securities of the Company which are, directly or indirectly, held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, the dates on which such stockholder or any Stockholder Associated Person acquired such shares and documentary evidence of such record or beneficial ownership; (4) a list of all Derivative Interests (as defined in the Bylaws) held of record or beneficially owned by the stockholder or any Stockholder Associated Person; (5) the name of each person with whom the stockholder or any Stockholder Associated Person has a “Voting Agreement” as defined in the Bylaws; (6) details of all other material interests of each stockholder or any Stockholder Associated Person in the proposal of the nominee or any security of the Company (collectively, “Other Interests”); (7) a description of all economic terms of all such Derivative Interests, Voting Agreements or Other Interests and copies of all agreements and other documents relating to each such Derivate Interest, Voting Agreement or Other Interest; and (8) a list of all transactions by such stockholder and any stockholder Associated Person involving any securities of the Company or any Derivative Interests, Voting Agreements or Other Interests within the six-month period prior to the date of the notice.

To be timely, a stockholder’s notice given in the context of an annual meeting of stockholders shall be delivered to or mailed and received at the principal executive office of the Company not less than 90 days nor more than 120 days in advance of the first anniversary of the date of the Company’s previous year’s annual meeting of stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of stockholders has been changed by more than 30 calendar days from the date of the previous year’s annual meeting, the notice must be received by the Company not less than 90 days nor more than 120 days prior to such annual meeting date or, if the first public announcement of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made by the Company.

If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedures are not followed, the Board or the chairman of the meeting may determine that the stockholder’s nomination should not be brought before the meeting and that the nominee is ineligible for election as a director of the Company. The Nominating and Corporate Governance Committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

Compensation Committee.  The responsibilities of the Compensation Committee, composed of Messrs. Chiles (Chairman), D’Agostino and Garza, include:

•	to evaluate and develop the compensation policies applicable to our executive officers and make recommendations to the Board with respect to the compensation to be paid to our executive officers;

•	to review, approve and evaluate on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

•	to determine and approve our Chief Executive Officer’s compensation, including salary, bonus, incentive and equity compensation;

•	to review and make recommendations regarding the compensation paid to non-employee directors;

•	to review and make recommendations to the Board with respect to our incentive compensation plans and to assist the Board with the administration of such plans; and

•	to evaluate its own performance at least annually and deliver a report setting forth the results of such evaluation to the Board.

The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website (www.basicenergyservices.com).

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which present a flexible framework within which the Board, supported by its committees, directs the affairs of the Company. The Board of Directors has also adopted a Code of Ethics that applies to the Company’s directors and executive officers, including its Chief Executive Officer and Chief Financial Officer. The Corporate Governance Guidelines and Code of Ethics are available in the “Investor Relations — Corporate Governance” section of the Company’s website (www.basicenergyservices.com).

If the Company amends or waives the Code of Ethics with respect to the chief executive officer, principal financial officer or principal accounting officer, it will post the amendment or waiver at this location on its website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of April 6, 2010 by (1) all persons who beneficially own more than 5% of the outstanding voting securities of the Company, to the knowledge of the Company’s management, (2) each current director, (3) each executive officer named in the Summary Compensation Table and (4) all current directors and executive officers as a group.

	Amount and Nature	Percent of
	of Beneficial	Shares
Name	Ownership	Outstanding

Credit Suisse AG, including DLJ Merchant Banking Partners III, L.P. and affiliated funds(1)	18,086,378	43.8%
FMR LLC(2)	5,015,040	12.2%
Barclays Global Investors, NA.(3)	2,372,189	5.7%
Kenneth V. Huseman(4)	1,055,123	2.5%
Alan Krenek(5)	235,740	*
T.M. “Roe” Patterson(6)	94,010	*
James F. Newman(7)	41,575	*
James E. Tyner(8)	53,665	*
Douglas B. Rogers(9)	29,976	*
Stephen J. McCoy(10)	12,438	*
Steven A. Webster(11)	378,450	*
James S. D’Agostino, Jr.(12)(13)	99,450	*
William E. Chiles(12)(14)	35,250	*
Robert F. Fulton(12)(15)	115,250	*
Sylvester P. Johnson, IV(12)(16)	115,250	*
Thomas P. Moore, Jr.(12)(17)	123,250	*
Antonio O. Garza(18)	44,500	*
Directors and Executive Officers as a Group (14 persons)(19)	2,433,927	5.8%

*	Less than one percent.

(1)	Includes 18,059,424 shares of common stock owned by DLJ Merchant Banking and its affiliates as follows: DLJ Merchant Banking Partners III, L.P. (12,650,117 shares); DLJ ESC II, L.P. (1,493,185 shares); DLJ Offshore Partners III, C.V. (884,531 shares); DLJ Offshore Partners III-1, C.V. (228,284 shares); DLJ Offshore Partners III-2, C.V. (162,622 shares); DLJMB Partners III GmbH & Co. KG (107,898 shares); DLJMB Funding III, Inc. (132,220 shares); Millennium Partners II, L.P. (21,516 shares); MBP III Plan Investors, L.P. (2,379,051 shares).

Credit Suisse AG, a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), a Delaware corporation which in turn owns all of the voting stock of Credit Suisse (USA) Inc., a Delaware corporation (“CS-USA”). The entities discussed in the above paragraph are merchant banking funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse’s Alternative Capital Division. The ultimate parent company of Credit Suisse is Credit Suisse Group (“CSG”). CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries. Steven A. Webster served as the Chairman of Global Energy Partners, a specialty group within Credit Suisse’s Alternative Capital Division, from 1999 until June 30, 2005.

Credit Suisse AG and all of the DLJ Merchant Banking entities can be contacted at Eleven Madison Avenue, New York, New York 10010-3629 except for the three “Offshore Partners” entities, which can be contacted at John B. Gosiraweg, 14, Willemstad, Curacao, Netherlands Antilles.

(2)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of all 5,015,040 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 4,050,000 shares of common stock.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,015,040 shares owned by Fidelity.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. FMR LLC’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Includes 969,239 shares beneficially owned by Barclays Global Investors, NA.; 1,387,267 shares beneficially owned by Barclays Global Fund Advisors; and 15,683 shares beneficially owned by Barclays Global Investors, Ltd.

(4)	Includes 498,198 shares of restricted stock, a portion of which are subject to forfeiture and generally vest over the next four years. Includes 323,200 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 45,000 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan. Includes 504,035 shares owned subject to bank pledges.

(5)	Includes 108,040 shares of restricted stock, a portion of which are subject to forfeiture and generally vest over the next four years. Includes 127,500 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 13,750 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan.

(6)	Includes 73,710 shares of restricted stock, a portion of which are subject to forfeiture and generally vest over the next four years. Includes 13,750 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 6,250 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan.

(7)	Includes 24,075 shares of restricted stock, a portion of which are subject to forfeiture and generally vest over the next four years.

(8)	Includes 34,415 shares of restricted stock, a portion of which are subject to forfeiture and generally vest over the next four years. Includes 18,750 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 3,750 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan.

(9)	Includes 29,976 shares of restricted stock, a portion of which are subject to forfeiture and generally vest over the next four years.

(10)	Includes 12,438 shares of restricted stock, a portion of which are subject to forfeiture and generally vest over the next four years.

(11)	Includes 22,000 shares of restricted stock, a portion of which are subject to forfeiture and generally vest over the next four years. Includes 96,250 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 1,250 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan.

(12)	Includes 19,000 shares of restricted stock, a portion of which are subject to forfeiture and generally vest over the next four years.

(13)	Includes 76,250 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 1,250 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan.

(14)	Includes 16,250 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 1,250 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan.

(15)	Includes 96,250 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 1,250 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan.

(16)	Includes 96,250 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 1,250 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan.

(17)	Includes 41,250 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 1,250 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan.

(18)	Includes 44,500 shares of restricted stock, all of which are subject to forfeiture and generally vest over the next three years.

(19)	Includes an aggregate of 942,352 restricted shares, of which 603,465 remain subject to vesting, and an aggregate of 905,700 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Does not include 76,250 shares underlying options that are not exercisable within 60 days granted under our 2003 Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding shares of our common stock authorized for issuance under our equity compensation plans as of December 31, 2009:

Number of
	Number of		Securities
	Securities to be		Remaining
	Issued Upon	Weighted Average	Available for
	Exercise of	Exercise Price of	Future Issuance
	Outstanding	Outstanding	Under Equity
Plan Category	Options	Options	Compensation Plans

Equity compensation plans approved by stockholders(1)	1,480,925	$11.37	2,143,551
Equity compensation plans not approved by stockholders	—	—	—

Total	1,480,925	$11.37	2,143,551

(1)	Consists of the Basic Energy Services, Inc. Fourth Amended and Restated 2003 Incentive Plan (effective May 26, 2009).

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis addresses compensation with respect to our named executive officers, including the actions and decisions of the Compensation Committee of our Board of Directors, which oversees our compensation policies and sets or recommends executive officer compensation, during 2009 through March 2010. For 2009, our named executive officers consisted of Kenneth V. Huseman, Alan Krenek, T.M. “Roe” Patterson, James F. Newman and James E. Tyner.

Overview of Our Compensation Philosophy and Objectives.  The Company’s overall philosophy on compensation of the Company’s executive officers is to provide competitive salary levels and compensation incentives that:

•	attract, reward and retain individuals of the highest quality in these key positions;

•	recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality;

•	provide motivation toward, and reward the accomplishment of, corporate annual objectives;

•	align the executive officers’ compensation to shareholder interests; and

•	align the executive officers’ incentives with both the short-term and long-term goals of the Company.

We also have the following compensation objectives when setting the compensation programs for our executive officers:

•	provide a significant percentage of long-term equity compensation that is at-risk based on predetermined performance criteria;

•	maintain an opportunity for increased equity ownership by the Company’s executive officers; and

•	set compensation levels that are competitive within the market in which positions are located.

In addition, the Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation program.

2009 Elements of Compensation.  The executive compensation program for our named executive officers and other senior executive officers included five principal elements that, taken together, constitute a flexible and balanced method of establishing total compensation. These elements are:

•	base salary;

•	quarterly incentive bonus plan cash awards to certain executive officers (excluding our CEO and CFO);

•	annual cash incentive bonuses;

•	long-term incentive awards (which during 2009 consisted solely of restricted stock awards); and

•	in 2009, a performance-based incentive program (the “Three-Year PB Incentive Program”) based on a three-year performance period using EPS growth and ROCE, performance factors contained in the 2003 Incentive Plan, as the applicable metrics. If the performance measures are met, the participants “earn” their restricted stock awards, which shares of restricted stock are then issued and remain subject to time-based vesting in one-third increments in each of the subsequent three years. In March 2010, the Company revised both the period and metrics for its 2010 performance-based incentive program awards to base the awards on total shareholder return over the prior year. If the performance measure is met, the participant will “earn” their restricted awards, which shares of restricted stock will then be issued and remain subject to time-based vesting in one-third increments in each of the subsequent three years.

The compensation program for our named executive officers during the periods covered under the Summary Compensation Table below included only very limited additional perquisites not offered to employees generally.

The Company’s executive compensation program is consistent with the Company’s philosophy of tying a significant portion of each executive officer’s compensation to performance because this aligns the executive officers’ compensation to shareholder interests. Under the PB Incentive Program, executive compensation is based on the Company achieving pre-established targets relative to its selected peer group. Similarly, the quarterly incentive bonus plan ties the compensation of the area, region, and division-level employees directly to the financial return on assets employed within their particular operations and ties corporate-level bonuses to the Company’s net income. Annual cash incentive bonuses and long-term incentive awards also take into account a set of Company and individual performance metrics used by the Compensation Committee.

The performance-based awards and discretionary restricted stock and stock option grants also provide retention benefits because the executive officers must remain in the employ of the Company throughout the applicable vesting period to receive the full benefit, subject to exceptions as applicable under certain agreements for termination of executive officers by the Company not for cause, termination by executive officers for good reason, the death or disability of the executive officers, or, under certain agreements and with additional limitations, the retirement of the executive officers. These time-based awards also provide an opportunity for increased equity ownership by the executive officers to further the link between the executive officers’ interests, shareholder interests and the short-term and long-term goals of the Company.

In addition, during 2009 the Company used market survey data from comparable companies to set base salary and total compensation levels that are competitive within the market. During 2010, based on the compensation consultant’s view that industry salary structures were generally frozen, if not reduced, and that a new survey would unlikely yield meaningful new information, the Company did not request a survey and assumed that executive-level salaries had been rolled back by 12-15% from 2008 year levels.

Selection of Elements to Provide Competitive Levels of Compensation.  The Compensation Committee generally attempts to provide the Company’s senior executive officers with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to the performance achieved by the Company’s peers. During the periods covered by the Summary Compensation Table included in this proxy statement, the Compensation Committee has attempted to weight compensation generally toward long-term incentives. The Compensation Committee has determined a competitive level of compensation for each executive officer based on information drawn from a variety of sources, including proxy statements of other companies and surveys. The Company initially engaged Pearl Meyer & Partners during 2005 to perform an executive compensation review, and the Compensation Committee has continued to engage them for compensation consulting since that time.

During 2009, the peer groups used by Pearl Meyer & Partners have been comprised of a combination of the Company’s direct competitors and other energy and energy services companies that experience similar market forces and are looked at similarly by the investment community. Compensation norms for the group were adjusted for comparability of revenue size to the Company, and data is trended forward based on what Pearl Meyer & Partners believes is occurring with other companies. During February and March 2010, the Company used survey data for 2008 compensation and assumed that executive-level salaries had been rolled back in 2009 by 12-15% from 2008 year levels. These reviews have been used by the Compensation Committee in establishing executive base salaries, the range for potential cash incentive bonuses, and aggregate long-term incentive plan payouts and equity awards.

During 2009 and March 2010, the Company continued to make equity grant levels higher than what it believes is the median, particularly with respect to its CEO, as part of its objective to weight compensation generally toward long-term incentives. For 2008 bonuses paid in 2009 and new salaries and equity grants made in 2009, Pearl Meyer noted certain wage freezes being implemented by certain energy companies, and this information and industry conditions were reflected in decisions made by the Compensation Committee and the Company in March 2009. For 2009 bonuses paid in 2010 and new salaries and equity grants made in 2010, Pearl Meyer noted certain salary decreases and wage freezes implemented by certain energy companies, and this information and industry conditions were reflected in decisions made by the Compensation Committee and the Company in March 2010. While the targeted value of an executive officer’s compensation package may be competitive, its actual value may exceed or fall below market average levels depending on performance, as discussed below.

The employment agreements of our executive officers generally contain streamlined severance and non-competition provisions among our executive officers in three tiers, with our CEO in one tier, our Senior Vice

Presidents (two during 2009 — our CFO and Senior Vice President — Rig and Truck Operations) and our Group Vice President — Completion and Remedial in a second tier, and our Vice President — Human Resources in a third tier. Severance benefits are discussed below under ‘‘— Severance Benefits.”

Mix and Allocation of Compensation Components.  As noted above, the salary for our named executive officers can represent 100% of compensation in any given year when incentives do not pay out or long-term awards are not made. However, the general mix of compensation for individual performance in the annual incentive plans, plus the net annualized present value of long-term compensation grants, can range as follows, depending upon the executive officer. The following general percentage mix would apply to the typical approach in establishing the total compensation for the Company’s executive officers at 2009 performance. It is important to note that the influences of the timing of awards, availability of stock, company financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of total compensation:

For the CEO:	Base pay = 25% to 30% Bonus compensation at target = 15% to 30% Long-term compensation annualized = 40% to 55%
For the other named executive officers:	Base pay = 35% to 45% Bonus compensation at target = 15% to 25% Long-term compensation annualized = 30% to 50%

Base Salaries.  The Compensation Committee periodically reviews and establishes executive base salaries. Generally, base salaries are based on (1) the scope and complexity of the position held, (2) market survey data from comparable companies and (3) the incumbent’s competency level based on overall experience and past performance. During March 2009, in connection with wage and salary reductions announced throughout the Company, the Company also reduced the salary of our CEO by 10% and the salaries of all of our other named executive officers between 7-8%, from their previously approved 2009 base salary levels. In March 2010, our Compensation Committee, based on its discussion with its compensation consultant, approved base salaries for each of our named executive officers that returned the officers to their initially approved 2009 base salary levels.

Quarterly Incentive Bonus Plans.  The Company has maintained three individual Quarterly Incentive Bonus Plans for management and administrative personnel. These plans address (1) area-level personnel, (2) non-administrative region- and division-level personnel and (3) non-administrative corporate-level personnel, except for the CEO and CFO. The Company also maintained an annual incentive bonus plan for executive officers. Employees participating under these plans were eligible for cash bonuses. Compensation potential and actual compensation received from all the plans are part of the cash compensation review process.

The purpose of the area, region, and division-level plans is to tie the compensation of the respective employees directly to the financial return on assets employed within their particular operations. During 2009, corporate-level bonuses were tied to the Company’s region and division-level bonuses.

Messrs. Huseman and Krenek did not participate in any of the Quarterly Incentive Bonus Plans during 2009. Messrs. Patterson, Newman and Tyner, each participated in the corporate-level Quarterly Incentive Bonus Plans in 2009, which payments were factored into annual cash bonuses received by them in early 2009. There was no annual cash bonus paid to the named executive officers in early 2010 relating to 2009 performance.

Annual Cash Bonuses (Non-Equity Incentive Plan Compensation).  The purpose of annual cash bonuses under our Fourth Amended and Restated 2003 Incentive Plan (the “2003 Incentive Plan”) is to provide motivation toward, and reward the accomplishment of, corporate annual objectives and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. The annual cash bonus awards to our named executive officers for 2009 were paid as non-equity incentive plan compensation based upon the achievement of corporate performance objectives.

2009 Annual Cash Bonuses.  During 2009 and March 2010, the Compensation Committee established and considered a set of metrics, which we refer to as our 2009 annual incentive compensation plan, for determining aggregate annual bonuses for our senior executive officers, including each of our named executive officers, consisting of (including relative weighting):

•	earnings per share (25%);

•	peer-group prior 3-year average return on capital employed (25%);

•	safety record (based on total reportable incident rates)(10%);

•	preventable motor vehicle accident rate (10%);

•	revenue growth (10%); and

•	personal performance, based on board discretion (20%).

Target bonus award levels for the Company’s executive officers during 2009 were established by senior management working with the Compensation Committee. Target levels represent the award level attainable when the plans are performed fully to expectations or plan and individual performance is rated accordingly. Potential annual cash awards for 2009 for our CEO ranged from zero to 90% of base salary, with a target level of 60%. Potential annual cash awards for 2009 for our Tier II named executive officers (Messrs. Krenek, Patterson and Newman) ranged from zero to 75% of base salary, with a target level of 50%. Potential annual cash awards for 2009 for our Tier III named executive officer (Mr. Tyner) ranged from zero to 60% of base salary, with a target level of 40%. Payments made under our Quarterly Incentive Bonus Plan offset the annual bonus awards.

The earnings (loss) per share factor used by the Compensation Committee in 2009 included the impact of the goodwill impairment recognized in March 2009, for an actual result of $(6.39) compared to a target of $(0.54). The actual result for three-year average ROCE was 0.8% compared to an 18.2% target. The total reportable incident rate and preventable motor vehicle accident rate were 9% below (i.e., better than) target levels, thus resulting in higher-than-target factor allocations. Notwithstanding one non-discretionary metric being exceeded, the Compensation Committee did not grant any of the named executive officers an annual cash bonus for 2009. Messrs. Patterson, Newman and Tyner received payments under the Quarterly Incentive Bonus Plan during 2009 equal to approximately 10%, 19%, and 11% of base salary, respectively. Payments under these metrics were not “qualified performance based compensation” within the meaning of Section 162(m) of the Code.

2009 Equity Awards.  To determine the potential value of equity incentive rewards in the form of 2010 performance-based restricted stock or restricted stock, the Compensation Committee used (i) performance against peer group based on the EPS growth factor and the ROCE factor, resulting in an award of 30% of target 2010 performance-based share quantity, and (ii) individual performance evaluations and salary survey data (same as presented in 2009 reduced by 12%) for 2010 restricted stock grants. Targeted equity awards ranged from zero to 250% for our CEO, zero to 200% for our CFO and Senior Vice President — Rig and Truck Operations, and zero to 100% for our other named executive officers. These awards were issued in March 2010 based on 2009 performance.

The Compensation Committee used the same bonus metrics to determine the potential value of equity incentive awards in the form of 2009 performance-based restricted stock and restricted stock, which targeted a range from zero to 250% for our CEO, zero to 200% for our CFO and Senior Vice President — Rig and Truck Operations, and zero to 100% for our other named executive officers. These awards were issued in March 2009 based on 2008 performance.

The Company’s annual performance measures for executive officers for 2009 were recommended by the Chief Executive Officer and used by the Compensation Committee. The Compensation Committee also based its determination of CEO compensation and levels of annual performance measures based on input from its compensation consultant and, with respect to the CEO’s personal performance, based on additional input from members of the Nominating and Governance Committee and other board members. Annual cash bonuses for 2009 were paid to each of our executive officers during March of 2010. The Compensation Committee periodically monitors the award target levels and variances to assure their competitiveness and that they mesh with compensation strategy for incentives and for total compensation.

2009 and 2010 Long-Term Incentive Programs.  During 2007, the Compensation Committee engaged Pearl Meyer & Associates to assist it in designing a new long-term incentive program under the 2003 Incentive Plan, including the development of performance measures to determine ultimate payouts. After due consideration, pursuant to its authorization under the 2003 Incentive Plan, the Compensation Committee approved and implemented in March 2008 a comprehensive long-term incentive plan, which we refer to as our long-term incentive program and discuss further below, consisting of:

•	a performance-based plan looking at a three-year performance period, which we refer to as our Three-Year PB Incentive Program, that is based on performance factors contained in the 2003 Incentive Plan; and

•	discretionary, time-based restricted stock awards.

The performance-based Three-Year PB Incentive Program represented approximately 50% of total potential long-term incentive compensation, with approximately 50% of our long-term compensation (including time-based restricted stock grants) remaining discretionary. In 2009, the Compensation Committee and the Board continued this performance-based Three-Year PB Incentive Program along with discretionary, time-based restricted stock awards as part of its long-term incentive program, which awards are also discussed further below.

In March 2010, the Compensation Committee and the Board changed the performance-based Three-Year PB Incentive Program to a One Year PB Incentive Program consisting of:

•	a performance-based plan looking at total share holder return of the prior year compared to a predefined peer group with shares being “earned” based on the Company’s performance compared to the peer group; and

•	discretionary, time-based restricted stock awards.

The 2009 long-term incentive program was used to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in the energy services industry. The changes of both metrics and period of time for awards granted in 2010 were made due to market conditions, the Company’s historical performance and a desire to focus management on more current metrics relative to its peers during 2010. Each of the 2009 and the new 2010 program is designed to motivate management to assist the Company in achieving a high level of long-term performance and serves to link this portion of executive compensation to long-term stockholder value. The Compensation Committee generally attempts to provide the Company’s executive officers, including Mr. Huseman, with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to its peers, and is typically weighted toward long-term incentives. Aggregate stock or option holdings of the executive officer have no bearing on the size of a performance award.

The Company’s 2003 Incentive Plan, which was adopted by the board and has been approved by the Company’s stockholders as amended, covers stock awards issued under the Company’s original 2003 Incentive Plan and predecessor equity plan. The 2003 Incentive Plan permits the granting of any or all of the following types of awards: stock options; restricted stock; performance awards; phantom shares; other stock based awards; bonus shares; and cash awards. In fiscal 2009 and 2010, the Compensation Committee made grants of restricted stock, which vest ratably over a four-year period beginning in 2011 and 2012, respectively.

All non-employee directors and employees of, or consultants to, the Company or any of its affiliates are eligible for participation under the 2003 Incentive Plan. The 2003 Incentive Plan is administered by the Compensation Committee. The Compensation Committee directly oversees the plan as it relates to officers of the Company and oversees the plan in general, its funding and award components, the type and terms of the awards to be granted and interprets and administers the 2003 Incentive Plan for all participants. No awards may be granted under the 2003 Incentive Plan after April 12, 2014.

Options granted pursuant to the 2003 Incentive Plan may be either incentive options qualifying for beneficial tax treatment for the recipient as “incentive stock options” under Section 422 of the Code or non-qualified options. No person may be issued incentive stock options that first become exercisable in any calendar year with respect to shares having an aggregate fair market value, at the date of grant, in excess of $100,000. No incentive stock option may be granted to a person if at the time such option is granted the person owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock or any of it subsidiaries as defined in Section 424 of the Code, unless at the time incentive stock options are granted the purchase price for the option shares is at least 110% of the fair market value of the option shares on the date of grant and the incentive stock options are not exercisable after five years from the date of grant.

The 2003 Incentive Plan permits the payment of qualified performance based compensation within the meaning of Section 162(m) of the Code, which generally limits the deduction that the Company may take for compensation paid in excess of $1,000,000 to certain of the Company’s “covered officers” in any one calendar year unless the compensation is “qualified performance based compensation” within the meaning of Section 162(m) of the Code. Prior stockholder approval of the 2003 Incentive Plan (assuming no further material modifications of the plan) will satisfy the stockholder approval requirements of Section 162(m) for the transition period beginning with the Company’s initial public offering in December 2005 and ending not later than the Company’s annual meeting of stockholders in 2009. While the Compensation Committee reserves the right to grant ad hoc or special awards at any time that are subject to the limits of deductibility, the main awards under the plan are administered consistent with the requirements of 162(m) for performance based compensation.

Under the Three-Year PB Incentive Program initially implemented during March 2008 and continued during 2009 and discontinued in 2010, the executive officers and certain middle management personnel (a total of 19 participants for 2009 awards) may earn restricted stock at the end of a one-year period, based on the Company’s performance over a three-year period. The performance measures are based on the Company achieving pre-established targets relative to its selected peer group (the “PB Peer Group”) based on the following factors/metrics:

•	earnings per share (“EPS”) growth (50% of performance-based awards), subject to forfeiture or a negative adjustment of 100% if the Company either (i) has EPS growth less than the worst performing PB Peer Group member or (ii) incurs a net loss based on the Company’s average EPS for the three-year period; and

•	return on capital employed (“ROCE”) (50% of performance-based awards), subject to forfeiture or a negative adjustment of 100% if (i) the Company’s ROCE for the three-year period is equal to or less than the worst performing PB Peer Group member and (ii) the Company’s ROCE is less than 75% of the next lowest PB Peer Group member.

In March 2010, the Compensation Committee recommended, and the Board approved, a One-Year PB Incentive Program for executive officers and certain middle management personnel (a total of 19 participants for 2010 awards). Under this plan, award recipients may earn restricted stock at the end of a one-year period, based on the Company’s performance over that one-year period. The performance measure is based on the Company achieving a pre-established target relative to its selected peer group (the same “PB Peer Group” as under the 2009 Three-Year PB Awards) based on one factor, total shareholder return, subject to forfeiture or a negative adjustment of 100% if the Company ranks the worst or second worst when included with the PB Peer Group.

If the performance measures are met for either program, the plan participants will “earn” their restricted stock awards, which will then remain subject to time-based vesting in one-third increments in each of the subsequent three years. The combination of the performance period and the vesting schedule results in the awards being realized by the executive officer over a period of 4 years from the initial award date.

Achievement of the maximum goals will require superior performance of the executive officers and the Company relative to the Company’s peer group, and the relative difficulty of achieving this performance may be affected by certain risk factors outside the control of the Company and the executive officers, including risk factors disclosed in the Company’s Form 10-K and other periodic filings.

Target award levels for 2009 and in 2010 were set for each participant based on a multiple of the recommended annual base salary of each executive officer. In determining the number of restricted shares to award, the Compensation Committee used an estimated $10 price applicable on the dates the proposed grant schedule was prepared, compared to an actual lower price on the date of the Compensation Committee’s March 13, 2009 and March 9, 2010 meetings at which the awards were actually approved. In determining the number of shares of restricted stock to award, the Compensation Committee used this same price.

For awards in each of 2009 and 2010, the PB Peer Group consisted of each of the following companies: (1) Pioneer Drilling Co.; (2) Bronco Drilling Company, Inc.; (3) Tetra Technologies, Inc.; (4) Oil States International, Inc.; (5) Union Drilling, Inc.; (6) Superior Well Services, Inc.; (7) Complete Production Services, Inc.; (8) Allis-Chalmers Energy, Inc.; (9) Superior Energy Services, Inc.; and (10) Key Energy Services, Inc.

In general terms for the 2009 Three-Year PB Incentive Program, if we ranked first among our applicable peer group for both the EPS growth and ROCE measures, our executive officers would earn all of their restricted shares, equal to 150% of the target shares, in each case subject to further time-based vesting. In the event our performance was between the minimum (resulting in forfeiture) and maximum limits, our executive officers would earn a percentage of restricted shares between 50-140%.

For the Three-Year PB Incentive Program awards granted in March 2009, the total maximum number of shares for all participants (150% of target) was 397,500 shares, which earned shares remained subject to time-based vesting over a three-year period. Of these shares, 229,500 was the maximum number of shares which could have been earned by the named executive officers if the Company ranked as the highest in its PB Peer Group for both the EPS growth and ROCE performance measures. Based on peer performance data and the Company’s actual performance for the three years ended December 31, 2009, the Compensation Committee determined in March 2010 that an aggregate of 45,900 shares (30% of target) were actually earned by the named executive officers under these 2009 awards.

The following LTIP payout grid shows the actual effect of 2007-2009 and the percentage earned based on our ranking within the PB Peer Group (including ourselves):

LTIP Payout Grids — Percentage of Equity Compensation
that may be Retained Based on Relative EPS growth/ROCE Ranking

Peer EPS Change

Peer ROCE Performance

The total maximum number of shares for all participants for the One-Year PB Incentive Program awards granted in March 2010 (150% of target) was 285,278 shares, which earned shares will then remain subject to time-based vesting in increments over a three-year period. Of these shares, 157,224 is the maximum number of shares which may be earned by the named executive officers if the Company ranks as the first, second or third highest in its PB Peer Group for the total shareholder return performance measure. Annual awards earned are not determinable by the Compensation Committee until peer performance data is available. When available, the data will be compiled and compared to the Company’s actual total shareholder return for the year.

The 2008, 2009 and 2010 awards under the Three-Year PB Incentive Program and the One-Year PB Incentive Program, including performance-based awards, do not comply with the provisions of Internal Revenue Code Section 162(m) due to the use of performance periods prior to the grant date.

Similar to the Quarterly Incentive Bonus Plan, the Three-Year PB Incentive Program and the One-Year PB Incentive Program are consistent with the Company’s philosophy of tying a significant portion of each executive officer’s compensation to performance because this aligns the executive officers’ compensation to shareholder interests. This program differs from the Quarterly Incentive Bonus Plan in that it also provides retention benefits, because the executive officers must remain in the employ of the Company for four years from the grant date (including three years of vesting after shares are “earned”) to receive the full benefit, subject to exceptions for termination of executive officers not for cause, termination for good reason, termination due to death or disability and termination due to change in control.

Discretionary Restricted Stock Grants.  The Compensation Committee has used traditional discretionary grants of restricted stock to supplement the Three-Year PB Incentive Program for approximately 50% of total potential awards and starting in 2010 supplementing the One-Year PB Incentive Program for approximately two-thirds of total potential awards. Because any awards of restricted stock earned under the Three-Year PB Incentive Program or the One-Year PB Incentive Program will not begin to vest until the second year after the date of grant of the restricted stock in order to provide continued long-term incentives that are competitive, the Compensation Committee determined in March 2008 to make a special grant of restricted stock to the executive officers, which grant is consistent with the equity awards to comparable positions at our peer companies. These time-based awards also provide an opportunity for increased equity ownership by the executive officers to further the link between the creation of shareholder value and long term incentive compensation. This restricted stock grant will vest in four equal portions beginning two years from the date of the grant.

All restricted stock earned under the Three-Year PB Incentive Program, the One-Year PB Incentive Program and the special non-performance based restricted stock grant, as is the case with the earlier grants of restricted stock and stock options, will be forfeited if they are not vested prior to the date the executive officer terminates his employment, except in the cases of termination of executive officers not for cause, termination for good reason, termination due to death or disability and termination due to change in control.

Compensation for our Named Executive Officers.  The 2008, 2009 and current 2010 salaries of our named executive officers, including our CEO, were established by the entire Board of Directors at the recommendation of the Compensation Committee. The basis for selecting the severance benefits of each of the named executive officers, including our CEO, as of December 31, 2009 is discussed below under “—  Severance Benefits.”

CEO Compensation.  A separate process of evaluating Mr. Huseman was conducted for purposes of determining his 2009 annual bonus paid during March 2010. Specifically, the Compensation Committee’s considerations included: (1) earnings per share; (2) three-year average return on capital employed compared to our peer group; (3) our safety record based on total reportable incident rates; (4) our preventable motor vehicle accident rate; (5) our revenue growth; and (6) Mr. Huseman’s personal performance, including Mr. Huseman’s individual goals for fiscal 2009. Based on these considerations, Mr. Huseman was not granted an annual cash bonus for 2009 performance.

Compensation of Other Named Executive Officers.  The Compensation Committee reviewed the recommendations of the CEO regarding 2009 bonuses and awards. The Compensation Committee’s considerations included the same general Company performance-based factors as well as the individual performance of each of the officers. The other named executive officers were not granted an annual cash bonus for 2009 performance.

During 2008, 2009 and 2010, the Compensation Committee has elected to use restricted stock awards as the primary component of long-term compensation for our executive officers. We believe that restricted stock awards provide stronger retention benefits than stock options, especially in slower economic markets. Also, we believe that restricted stock awards more closely align the interests of management with the interests of our other shareholders. Finally, we undertake to provide a compensation package to our executive officers that is competitive with our peers, and the use of restricted stock as long-term incentive compensation has increased among our peer group compared to prior years.

Beginning in 2008, the Compensation Committee approved and implemented the long-term incentive program consisting of the Three-Year PB Incentive Program and discretionary, time-based restricted stock awards. The rationale behind this was to create a program consistent with the Company’s philosophy of tying a significant portion of each executive officer’s compensation to performance because this aligns the executive officers’ compensation to shareholder interests, while maintaining an opportunity for increased equity ownership by the executive officers to further the link between the creation of shareholder value and long term incentive compensation. In 2009, the Compensation Committee approved and implemented a long-term incentive program consisting of substantially the same Three-Year PB Incentive Program and discretionary, time-based restricted stock awards for the same rationale. In 2010, the Compensation Committee approved and implemented a continued long-term incentive program, consisting of the One-Year PB Incentive Program and discretionary, time-based restricted stock awards that were approved in 2008 and 2009, for the same rationale.

Perquisites.  The Company provides limited perquisites to its senior executive officers. Perquisites may include vehicle allowances, club memberships and long-term disability insurance. During 2009, those perquisites were provided to senior management based on individual employment agreements. Each category of perquisites and amounts are set forth in the footnotes to the Summary Compensation Table below under “Executive Compensation Matters.”

Severance Benefits.  Pursuant to our employment agreements with each of the named executive officers, the named executive officers are entitled to severance payments in the event the executive officer is terminated at any time by us without “Cause” as defined in the agreements or by the executive officer for “Good Reason.” In addition, each of the named executive officers is entitled to severance payments in the event of a change-in-control if the executive officer’s employment is terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company.

The severance payments outside a change-in-control are based on a multiple (for Mr. Huseman — 3.0 times; for Messrs. Krenek, Patterson and Newman— 1.5 times; and for Mr. Tyner— 0.75 times) of the sum of the executive officer’s base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred.

The severance payments associated with a change-in-control are based on a multiple (for Mr. Huseman — 3.0 times; for Messrs. Krenek, Patterson and Newman — 2.0 times; and for Mr. Tyner — 1.0 times) of the sum of the executive officer’s base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Mr. Huseman’s current agreement reduced his previous enhanced change-in-control benefit level that was agreed upon while the Company was a private, controlled company prior to its initial public offering.

Messrs. Krenek and Tyner’s employment agreements were initially effective through December 31, 2008 while Messrs. Huseman, Patterson, and Newman’s were effective through December 31, 2009, and each officer’s agreement automatically renews for subsequent one-year periods unless notice of termination is properly given by us or the executive officer. In the event that the employment agreement of Messrs. Huseman, Krenek or Patterson is not renewed by us and a new employment agreement has not been entered into, the executive officer will be entitled to the same severance benefits described above. We believe this severance requirement is reasonable and not uncommon for persons in the offices and rendering the level of services performed by these individuals.

We selected higher multiples for terminations associated with a change-in-control to provide additional reasonable protections and benefits to the executive officers in such event, while basing these change-in-control termination payments on a “double trigger” requiring additional reasons such as Good Reason or the executive officer being terminated without Cause. We believe that providing higher multiples for change-in-control terminations for up to a one-year period after a change in control will provide for their commitment to the Company or its potential acquirer through a change-in-control event, providing a continuity of leadership and preserving the shareholders’ interests before and after a transaction.

The employment agreements for Messrs. Huseman, Krenek, Patterson and Newman also provide for gross up payments to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments. The employment agreement for our other named executive officer does not contain these provisions.

For information regarding the change-in-control benefits to our chief executive officer based on a hypothetical termination date of December 31, 2009, see “Executive Compensation Matters — Potential Payments upon Termination or Change-in-Control.”

Board Process.  The Compensation Committee of the Board of Directors reviews all compensation and awards to executive officers. The Compensation Committee on its own, based on input from the Nominating and Governance Committee and discussions with other persons and advisors as it deems appropriate, reviews the performance and compensation of the CEO and approves his level of compensation. For the other executive officers, the Compensation Committee receives recommendations from the CEO. These recommendations are generally approved with minor adjustments. The Compensation Committee grants options and restricted stock, generally based on recommendations from the CEO, pursuant to its authority under the Compensation Committee Charter and the Company’s 2003 Incentive Plan.

Compensation of Directors.  The Compensation Committee is also responsible for determining the annual retainer, meeting fees, stock options and other benefits for members of the Board of Directors. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability.

Directors who are Company employees do not receive a retainer or fees for service on the board or any committees. The Company pays non-employee members of the board for their service as directors. Directors who are not employees received in 2009 and continue to receive as of March 2010 (except as noted below):

Annual director fee:	$35,000; for 2010, our Chairman will receive $70,000

Committee Chairmen annual fees:

Audit Committee	$15,000

Compensation Committee	$10,000

Nominating and Corporate Governance Committee	$10,000

Attendance fees (per meeting):

Board	$2,000 (whether in person or telephonic)

Committee	$2,000 (whether in person or telephonic)

Equity-based compensation:

Upon election	37,500 shares of the Company’s common stock at the market price on the date of grant that vest ratably over three years. This prior policy remains subject to change whenever applicable for future directors based on the stock price at such time.

Annual awards	In March 2009, each non-employee director was granted 4,000 shares of restricted stock that vest ratably in four increments of 1,000 shares on March 15, 2011, 2012, 2013 and 2014. Our Chairman was also granted an additional 4,000 shares of restricted stock in March 2009 that was vested upon issuance as consideration for services in his capacity as Chairman and in lieu of the 2009 annual director fees. In

March 2010, each non-employee director was granted 7,000 shares of restricted stock that vest ratably in four increments of 1,750 shares on March 15, 2012, 2013, 2014 and 2015. Our Chairman was granted an additional 3,000 shares of restricted stock that vest ratably over the same period as the standard non-employee director award.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees and for other reasonable expenses related to the performance of their duties as directors. Director compensation in effect for 2009 and currently in effect for 2010 was based in part on a review and recommendations by Pearl Meyer & Partners.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report of the Compensation Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

William E. Chiles, Chairman
James S. D’Agostino, Jr.
Antonio O. Garza, Jr.

EXECUTIVE COMPENSATION MATTERS

Summary Compensation Table

The following information relates to compensation paid by the Company for fiscal 2009, 2008 and 2007 to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers in fiscal 2009, 2008 and 2007:

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)	($)(4)	($)

Kenneth V. Huseman,	2009	$510,008	$—	$894,431	$—	$—	$—	$9,800	$1,414,239
President and Chief	2008	$550,000	$—	$1,332,776	$—	$330,000	$—	$9,200	$2,221,976
Executive Officer	2007	$515,384	$—	$113,300	$711,000	$400,000	$—	$8,800	$1,748,484
Alan Krenek,	2009	$282,661	$—	$377,208	$—	$—	$—	$9,800	$669,669
Senior Vice President,	2008	$300,000	$50,000	$679,884	$—	$170,000	$—	$9,200	$1,209,084
Chief Financial Officer,	2007	$258,462	$—	$226,600	$177,750	$240,000	$—	$8,800	$911,612
Treasurer and Secretary
T.M. “Roe” Patterson,	2009	$259,123	$—	$219,387	$—	$25,537	$—	$21,020	$525,067
Senior Vice President,	2008	$243,846	$—	$484,186	$—	$150,000	$—	$20,233	$898,265
Rig and Truck Operations	2007	$167,692	$—	$135,960	$59,250	$140,000	$—	$18,764	$521,666
James F. Newman	2009	$197,923	$—	$153,605	$—	$38,021	$—	$18,729	$408,278
Group Vice President,	2008	$92,481	$—	$—	$—	$60,000	$—	$6,554	$159,035
Completion and Remedial Services
James E. Tyner,	2009	$180,281	$—	$147,126	$—	$19,516	$—	$8,422	$355,345
Vice President,	2008	$190,000	$30,000	$216,318	$—	$80,000	$—	$9,546	$525,864
Human Resources	2007	$158,462	$—	$90,640	$—	$80,000	$—	$7,219	$336,321

(1)	Under the terms of their employment agreements, Messrs. Huseman, Krenek, Patterson, Newman and Tyner are entitled to the compensation described under “Employment Agreements” below.

(2)	This column represents the total grant date fair value of restricted stock awards granted to each of the applicable named executive officers. The fair value of restricted stock awards was calculated based upon the closing market price of the Company’s common stock on the grant date. The actual value that an executive officer will realize upon vesting of restricted stock awards will depend on the market price of the Company’s stock on the vesting date, so there is no assurance that the value realized by an executive officer will be at or near the value of the market price of the Company’s stock on the grant date. There were no option awards granted in 2008 or 2009.

(3)	Reflects aggregate bonus payments made utilizing metrics under our annual incentive compensation plan and division-level Quarterly Incentive Bonus Plan. Messrs. Huseman and Krenek did not participate in any of the Quarterly Incentive Bonus Plans during 2007, 2008 or 2009 and received only an annual cash bonus in early 2008 and 2009, respectively. Messrs. Patterson, Newman and Tyner each participated in the Quarterly Incentive Bonus Plans in 2007, 2008 and 2009 and received an annual cash bonus in early 2008 and 2009, respectively.

(4)	Includes employer contributions to Executive Deferred Compensation Plan for 2007 as follows: for Huseman, $8,800; for Krenek, $8,800; for Patterson, $8,624; for Newman, $0; and for Tyner, $7,219. Includes employer contributions to Executive Deferred Compensation Plan for 2008 as follows: for Huseman, $9,200; for Krenek, $9,200; for Patterson, $9,373; for Newman, $0; and for Tyner, $9,546. Includes employer contributions to Executive Deferred Compensation Plan for 2009 as follows: for Huseman, $9,800; for Krenek, $9,800; for Patterson, $9,800; for Newman, $8,459; and for Tyner, $8,422. Includes vehicle allowance of $10,140 for 2007, $10,860 for 2008, $11,220 for 2009 for Mr. Patterson and $6,554 for 2008 and $10,270 for 2009 for Jim Newman.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards to each of our named executive officers under our 2003 Incentive Plan during fiscal 2009:

Grants of Plan-Based Awards — 2009

									All Other	All Other
									Stock	Option
									Awards:	Awards:
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	Fair Value
			Plan Awards			Plan Awards			Stock or	Underlying	of Option	of Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Kenneth V. Huseman	03/13/09	(1)	$—	$—	$—	—	49,388	—	—	—	—	$306,206
	03/13/09	(2)	$—	$—	$—	—	82,500	123,750	—	—	—	$588,225
	03/13/09	(3)	$—	$297,000	$445,500	—	—	—	—	—	—	$—

Alan Krenek	03/13/09	(1)	$—	$—	$—	—	26,340	—	—	—	—	$163,308
	03/13/09	(2)	$—	$—	$—	—	30,000	45,000	—	—	—	$213,900
	03/13/09	(3)	$—	$138,000	$207,000	—	—	—	—	—	—	$—

T.M. “Roe” Patterson	03/13/09	(1)	$—	$—	$—	—	17,560	—	—	—	—	$108,872
	03/13/09	(2)	$—	$—	$—	—	15,500	23,250	—	—	—	$110,515
	03/13/09	(3)	$—	$126,500	$189,750	—	—	—	—	—	—	$—

James F. Newman	03/13/09	(1)	$—	$—	$—	—	10,975	—	—	—	—	$68,045
	03/13/09	(2)	$—	$—	$—	—	12,000	18,000	—	—	—	$85,560
	03/13/09	(3)	$—	$96,600	$144,900	—	—	—	—	—	—	$—

James E. Tyner	03/13/09	(1)	$—	$—	$—	—	8,780	—	—	—	—	$54,436
	03/13/09	(2)	$—	$—	$—	—	13,000	19,500	—	—	—	$92,690
	03/13/09	(3)	$—	$70,680	$106,020	—	—	—	—	—	—	$—

(1)	Shares of restricted stock were granted by our Compensation Committee to certain of our employees, including our named executive officers, on March 13, 2009. The shares of restricted stock vest in one-fourth increments on each of March 15, 2011, 2012, 2013 and 2014. The shares of restricted stock were granted pursuant to our 2003 Incentive Plan.

(2)	Performance-based stock awards approved by our Compensation Committee to certain members of management including our named executive officers on March 13, 2009. The performance-based awards consist of the Company achieving certain earnings per share growth targets and certain return on capital employed performance, over the performance period from January 1, 2007 through December 31, 2009 as compared to other member of a defined peer group. The number of shares to be issued could have ranged from 0% to 150% of the target number of shares depending on the performance noted above. The number of target shares set forth for each named executive officer was earned and issued in March 2010. These shares will vest in one-third increments on each of March 15, 2011, 2012, and 2013.

(3)	Cash incentive bonuses are determined by our Compensation Committee utilizing a set of metrics along with board discretion. These bonuses for 2009 performance were paid in March 2010. Performance targets were communicated to the named executive officers and other members of management that participate in the bonus on March 13, 2009. Potential annual cash awards for our CEO ranged from zero to 90% of base salary, with a target level of 60%. Potential annual cash awards for our Tier II named executive officers (Messrs. Krenek, Patterson, and Newman) ranged from zero to 75% of base salary, with a target level of 50%. Potential annual cash awards for our Tier III named executive officer (Mr. Tyner) ranged from zero to 60% of base salary, with a target level of 40%.

Employment Agreements

Pursuant to our employment agreement with Kenneth V. Huseman, our President and Chief Executive Officer, Mr. Huseman is entitled to an initial annual base salary of $400,000. Mr. Huseman is also entitled to an annual performance bonus if certain performance criteria are met. In addition, Mr. Huseman is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our equity compensation plan. If Mr. Huseman’s employment were to be terminated for certain reasons, he would be entitled to a lump sum severance payment equal to three times the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if Mr. Huseman’s employment were to be terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company, he would be entitled to a lump sum severance payment equal to three times the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Mr. Huseman’s employment agreement is effective through December 31, 2010 and will automatically renew for subsequent one-year periods unless notice of termination is properly given by us or Mr. Huseman. In the event that Mr. Huseman’s employment agreement is not renewed by us for any reason other than cause and a new employment agreement has not been entered into prior to the expiration of the then-current term, Mr. Huseman will be entitled to the same severance benefits described above.

We have also entered into employment agreements with Alan Krenek, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, Thomas Monroe Patterson, our Senior Vice President — Rig and Truck Operations and James F. Newman, our Vice President — Completion and Remedial Services. Pursuant to their agreements, Messrs. Krenek, Patterson and Newman are entitled to initial annual base salaries of $240,000, $275,000 and $210,000, respectively. Each of Messrs. Krenek, Patterson and Newman is also entitled to an annual performance bonus if certain performance criteria are met. In addition, each of Messrs. Krenek, Patterson and Newman is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our equity compensation plan. If the employment of any of these officers were to be terminated for certain reasons, he would be entitled to a lump sum severance payment equal to 1.5 times the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if the employment of any of these officers were to be terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company, he would be entitled to a lump sum severance payment equal to two times the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Each of these employment agreements is effective through December 31, 2010 and will automatically renew for subsequent one-year periods unless notice of termination is properly given by us or the officer. In the event that any of these employment agreements is not renewed by us for any reason other than cause and a new employment agreement has not been entered into prior to the expiration of the then-current term, the officer will be entitled to the same severance benefits described above.

The employment agreements for Messrs. Huseman, Krenek, Patterson and Newman also provide for gross up payments to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments. The employment agreement for Mr. Tyner does not contain these provisions.

We have also entered into an employment agreement with James E. Tyner, our Vice President — Human Resources. Pursuant to his agreement, Mr. Tyner is entitled to an initial annual base salary of $140,000. Mr. Tyner is also entitled to an annual performance bonus if certain performance criteria are met. In addition, Mr. Tyner is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our equity incentive plan. If Mr. Tyner’s employment were to be terminated for certain reasons, he would be entitled to a lump sum severance payment equal to 0.75 times the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if Mr. Tyner’s employment were to be terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company, he would be entitled to a lump sum severance payment equal to one times the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Mr. Tyner’s employment agreement is effective through December 31, 2010 and will automatically renew for subsequent one-year periods unless notice of termination is properly given by us or Mr. Tyner. In the event that within the six months preceding or the twelve months following a change in control of our company, Mr. Tyner’s employment agreement is not renewed by us for any reason other than cause and a new employment agreement has not been entered into prior to the expiration of the then-current term, Mr. Tyner will be entitled to the change of control severance benefits described above.

As consideration for us entering into the above employment agreements, each of Messrs. Huseman, Krenek, Patterson, Newman and Tyner has agreed in his employment agreement that, for a period of six months following the termination of his employment by us without cause or by him for good reason, and for a period of two years following the termination of his employment for retirement or any other reason, he will not, among other things, engage in any business competitive with ours, render services to any entity that is competitive with us or solicit business from certain of our customers or potential customers. These non-competition restrictions will not apply in the event that such termination is within twelve months of a change of control of our company. Additionally, each officer has agreed not to solicit any of our employees to terminate, reduce or otherwise adversely affect his or her employment with us for a period of two years from such officer’s termination of employment for any reason.

The Board initially approved 2009 annual base salaries for our named executive officers as follows: Huseman — $550,000; Krenek — $300,000; Patterson — $275,000; Newman — $210,000; and Tyner — $190,000. Subsequently, during 2009, in connection with salary and wage reductions for employees throughout the Company that were effective March 30, 2009, the Board reduced base salaries from previously determined levels for our named executive officers to the following: Huseman — $495,000; Krenek — $276,000; Patterson — $253,000; Newman — $193,200; and Tyner — $176,700. In March 2010, our Compensation Committee, based on its discussion with its compensation consultant, approved base salaries for each of our named executive officers that returned the officers to their initially approved 2009 base salary levels.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our named executive officers as of December 31, 2009:

Outstanding Equity Awards at Fiscal Year-End — 2009

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
			Equity					Incentive	Market
			Incentive					Plan	or Payout
			Plan					Awards:	Value of
			Awards:				Market	Number of	Unearned
	Number of	Number of	Number of			Number of	Value of	Unearned	Shares,
	Securities	Securities	Securities			Shares	Shares or	Shares,	Units or
	Underlying	Underlying	Underlying			or Units of	Units of	Units or	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	that Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kenneth V. Huseman
5/5/2003	148,200	—	—	$4.00	5/4/2013	—	—	—	—
3/2/2005(1)	75,000	25,000	—	$6.98	3/1/2015	—	—	—	—
3/15/2006(2)	30,000	30,000	—	$26.84	3/14/2016	—	—	—	—
3/15/2007(3)	—	—	—	$—	—	3,750	$33,375	—	—
3/15/2007(4)	15,000	45,000	—	$22.66	3/15/2017	—	—	—	—
3/11/2008(5)	—	—	—	$—	—	22,500	$200,250	—	—
3/18/2008(6)	—	—	—	$—	—	45,000	$400,500	—	—
3/13/2009(7)	—	—	—	$—	—	49,388	$439,553	—	—
3/13/2009(8)	—	—	—	$—	—	24,750	$220,275	—	—
Alan Krenek
1/26/2005	76,250	—	—	$5.16	1/25/2015	—	—	—	—
3/2/2005(1)	18,750	6,250	—	$6.98	3/1/2015	—	—	—	—
3/15/2006(2)	12,500	12,500	—	$26.84	3/14/2016	—	—	—	—
3/15/2007(3)	—	—	—	$—	—	7,500	$66,750	—	—
3/15/2007(4)	3,750	11,250	—	$22.66	3/15/2017	—	—	—	—
3/11/2008(5)	—	—	—	$—	—	12,000	$106,800	—	—
3/18/2008(6)	—	—	—	$—	—	22,500	$200,250	—	—
3/13/2009(7)	—	—	—	$—	—	26,340	$234,426	—	—
3/13/2009(8)	—	—	—	$—	—	9,000	$80,100	—	—
T.M. “Roe” Patterson
3/15/2006(2)	7,500	7,500	—	$26.84	3/14/2016	—	—	—	—
3/15/2007(3)	—	—	—	$—	—	4,500	$40,050	—	—
3/15/2007(4)	1,250	3,750	—	$22.66	3/15/2017	—	—	—	—
3/11/2008(5)	—	—	—	$—	—	8,000	$71,200	—	—
3/18/2008(6)	—	—	—	$—	—	16,500	$146,850	—	—
3/13/2009(7)	—	—	—	$—	—	17,560	$156,284	—	—
3/13/2009(8)	—	—	—	$—	—	4,650	$41,385	—	—
James F. Newman
3/13/2009(7)	—	—	—	$—	—	10,975	$97,678	—	—
3/13/2009(8)	—	—	—	$—	—	3,600	$32,040	—	—
James E. Tyner
3/2/2005(1)	5,000	2,500	—	$6.98	3/1/2015	—	—	—	—
3/15/2006(2)	7,500	7,500	—	$26.84	3/14/2016	—	—	—	—
3/15/2007(3)	—	—	—	$—	—	3,000	$26,700	—	—
3/11/2008(5)	—	—	—	$—	—	4,000	$35,600	—	—
3/18/2008(6)	—	—	—	$—	—	7,000	$62,300	—	—
3/13/2009(7)	—	—	—	$—	—	8,780	$78,142	—	—
3/13/2009(8)	—	—	—	$—	—	3,900	$34,710	—	—

(1)	The unvested options vested on January 1, 2010.

(2)	One half of the unvested options vested on January 1, 2010. The remainder will vest on January 1, 2011.

(3)	One third of the unvested shares of restricted stock vested on March 15, 2010. The remainder will vest in equal increments on March 15, 2011 and 2012.

(4)	One third of the unvested options vested on January 1, 2010. The remainder will vest in equal increments on January 1, 2011 and 2012.

(5)	One third of the unvested shares of restricted stock vested on March 15, 2010. The remainder will vest in equal increments on March 15, 2011 and 2012.

(6)	One fourth of the unvested shares of restricted stock vested on March 15, 2010. The remainder will vest in equal increments on March 15, 2011, 2012 and 2013.

(7)	Unvested shares of restricted stock will vest in four equal increments on March 15, 2011, 2012, 2013, and 2014.

(8)	Unvested shares of restricted stock will vest in three equal increments on March 15, 2011, 2012, and 2013.

Option Exercises and Stock Vested

The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our named executive officers during fiscal 2009:

Option Exercises and Stock Vested — 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Kenneth V. Huseman	—	$—	1,250	$7,825
Alan Krenek	—	$—	2,500	$15,650
T.M. “Roe” Patterson	—	$—	1,500	$9,390
James F. Newman	—	$—	—	$—
James E. Tyner	—	$—	1,000	$6,260

Nonqualified Deferred Compensation Plans

The following table sets forth information concerning the nonqualified deferred compensation of our named executive officers during fiscal 2009:

Nonqualified Deferred Compensation — 2009

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FY
Name	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)(2)	(d)	(e)	(f)(3)

Kenneth V. Huseman	$76,490	$9,800	$98,544	$—	$355,233
Alan Krenek	$52,746	$9,800	$64,981	$—	$223,656
T.M. “Roe” Patterson	$16,582	$9,800	$23,902	$—	$86,339
James F. Newman	$21,148	$8,459	$4,067	$—	$33,675
James E. Tyner	$20,275	$8,422	$(23,016)	$—	$176,524

(1)	Executive contributions during 2009 are included in the executive’s salary and bonus amounts, as applicable, as reported in the Summary Compensation Table.

(2)	Registrant contributions during 2009 are included in all other compensation in the Summary Compensation Table.

(3)	All amounts were previously reported as compensation in the Summary Compensation Tables for previous years.

Each of our named executive officers is permitted to participate in our Executive Deferred Compensation Plan. An executive officer permitted to participate in this plan may defer a portion of his compensation, up to a maximum of 50% of his annual salary and 100% of his annual cash bonus, into his plan account. We make an annual matching contribution to each participating executive’s plan account, with the Company matching 100% of the first 3% of the executive’s salary that is deferred, and 50% of the next 2% of the executive’s salary that is deferred, up to a plan-year maximum of $9,800. We may also make discretionary contributions into an executive officer’s plan account from time to time as we deem appropriate. Subject to certain exceptions, our matching and discretionary contributions vest in one-fourth increments determined by the executive’s years of service, with vesting beginning after two years of service, and full vesting occurring after five years of service. Effective January 1, 2010, we suspended our annual matching contribution. Each executive officer is always fully vested in his own contributions to his plan account. Earnings on an executive officer’s plan account for any given year are dependent upon the investment options chosen by the executive for such plan account. Generally, participants under this plan may elect when and how distributions of vested amounts in a plan account will be made, including whether such distributions are in annual installments or a lump sum. However, certain key employees, including our named executive officers, may not receive distributions before a date six months after the date their employment with us is terminated for any reason other than death or disability.

Potential Payments upon Termination or Change-in-Control

Each of our named executive officers is party to an employment agreement as described above. Pursuant to these agreements, these officers are entitled to certain severance benefits. In addition, the grant agreements relating to our executive officers’ stock option and restricted stock awards provide for accelerated vesting under certain circumstances. The tables below quantify amounts that would have been paid assuming the following events took place on December 31, 2009:

Potential Post-employment Payments as of December 31, 2009 — Kenneth V. Huseman

							CIC with
							Termination
				Termination	Termination	Change in	for Good
				by Company	by Executive	Control	Reason or
	Voluntary		Termination	Except for	for Good	without	without
	Termination	Retirement(1)	for Cause(2)	Cause	Reason(3)	Termination(4)	Cause	Death	Disability

Compensation:
Severance(5)	$—	N/A	$—	$2,376,000	$2,376,000	$—	$2,685,000	$—	$—
Bonus(6)	$—	$297,000	$—	$297,000	$297,000	$—	$297,000	$297,000	$297,000
Long-term Incentive(7)
Acceleration of Unvested Stock Options	$—	$—	$—	$—	$—	$—	$48,000	$—	$—
Acceleration of Unvested Restricted Stock	$—	$—	$—	$1,774,553	$—	$2,175,053	$2,175,053	$1,807,928	$1,807,928
Benefits & Perquisites(8):
Employer Contributions to Executive Deferred Compensation Plan	$—	N/A	$—	$—	$—	$—	$—	$—	$—
COBRA Continuation	N/A	N/A	N/A	$24,433	$24,433	N/A	$24,433	$—	$—
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$—	N/A	N/A

Total	$—	$297,000	$—	$4,471,986	$2,697,433	$2,175,053	$5,229,486	$2,104,928	$2,104,928

Potential Post-employment Payments as of December 31, 2009 — Alan Krenek

							CIC with
							Termination
				Termination	Termination	Change in	for Good
			Termination	by Company	by Executive	Control	Reason or
	Voluntary		for	Except for	for Good	without	without
	Termination	Retirement(1)	Cause(2)	Cause	Reason(3)	Termination(4)	Cause	Death	Disability

Compensation:
Severance(5)	$—	N/A	$—	$621,000	$621,000	$—	$1,032,000	$—	$—
Bonus(6)	$—	$138,000	$—	$138,000	$138,000	$—	$138,000	$138,000	$138,000
Long-term Incentive(7)
Acceleration of Unvested Stock Options	$—	$—	$—	$—	$—	$—	$12,000	$—	$—
Acceleration of Unvested Restricted Stock	$—	$—	$—	$808,476	$—	$1,008,726	$1,008,726	$875,226	$875,226
Benefits & Perquisites(8):
Employer Contributions to Executive Deferred Compensation Plan	$—	$10,264	$—	$—	$—	$—	$10,264	$10,264	$10,264
COBRA Continuation	N/A	N/A	N/A	$16,634	$16,634	N/A	$16,634	$—	$—
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$493,332	N/A	N/A

Total	$—	$148,264	$—	$1,584,110	$775,634	$1,008,726	$2,710,956	$1,023,490	$1,023,490

Potential Post-employment Payments as of December 31, 2009 — T.M. “Roe” Patterson

							CIC with
							Termination
				Termination	Termination	Change in	for Good
			Termination	by Company	by Executive	Control	Reason or
	Voluntary		for	Except for	for Good	without	without
	Termination	Retirement(1)	Cause(2)	Cause	Reason(3)	Termination(4)	Cause	Death	Disability

Compensation:
Severance(5)	$—	N/A	$—	$569,250	$569,250	$—	$806,000	$—	$—
Bonus(6)	$—	$126,500	$—	$126,500	$126,500	$—	$126,500	$126,500	$126,500
Long-term Incentive(7)
Acceleration of Unvested Stock Options	$—	$—	$—	$—	$—	$—	$—	$—	$—
Acceleration of Unvested Restricted Stock	$—	$—	$—	$512,284	$—	$621,309	$621,309	$552,334	$552,334
Benefits & Perquisites(8):
Employer Contributions to Executive Deferred Compensation Plan	$—	$15,504	$—	$—	$—	$—	$15,504	$15,504	$15,504
COBRA Continuation	N/A	N/A	N/A	$24,529	$24,529	N/A	$24,529	$—	$—
280G Tax Gross-up	N/A	N/A	N/A	$ N/A	$ N/A	N/A	$387,392	N/A	N/A

Total	$—	$142,004	$—	$1,232,563	$720,279	$621,309	$1,981,234	$694,338	$694,338

Potential Post-employment Payments as of December 31, 2009 — James F. Newman

							CIC with
							Termination
				Termination	Termination	Change in	for Good
			Termination	by Company	by Executive	Control	Reason or
	Voluntary		for	Except for	for Good	without	Without
	Termination	Retirement(1)	Cause(2)	Cause	Reason(3)	Termination(4)	Cause	Death	Disability

Compensation:
Severance(5)	$—	N/A	$—	$434,700	$434,700	$—	$579,600	$—	$—
Bonus(6)	$—	$96,600	$—	$96,600	$96,600	$—	$96,600	$96,600	$96,600
Long-term Incentive(7)
Acceleration of Unvested Stock Options	$—	$—	$—	$—	$—	$—	$—	$—	$—
Acceleration of Unvested Restricted Stock	$—	$—	$—	$204,478	$—	$257,878	$257,878	$204,478	$204,478
Benefits & Perquisites(8):
Employer Contributions to Executive Deferred Compensation Plan	$—	$9,621	$—	$—	$—	$—	$9,621	$9,621	$9,621
COBRA Continuation	N/A	N/A	N/A	$7,918	$7,918	N/A	$7,918	$—	$—
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$263,319	N/A	N/A

Total	$—	$106,221	$—	$743,696	$539,218	$257,878	$1,214,936	$310,699	$310,699

Potential Post-employment Payments as of December 31, 2009 — James E. Tyner

							CIC with
							Termination
				Termination	Termination	Change in	for Good
			Termination	by Company	by Executive	Control	Reason or
	Voluntary		for	Except for	for Good	without	Without
	Termination	Retirement(1)	Cause(2)	Cause	Reason(3)	Termination(4)	Cause	Death	Disability

Compensation:
Severance(5)	$—	N/A	$—	$185,535	$185,535	$—	$316,700	$—	$—
Bonus(6)	$—	$70,680	$—	$70,680	$70,680	$—	$70,680	$70,680	$70,680
Long-term Incentive(7)
Acceleration of Unvested Stock Options	$—	$—	$—	$—	$—	$—	$4,800	$—	$—
Acceleration of Unvested Restricted Stock	$—	$—	$—	$291,742	$—	$376,292	$376,292	$318,442	$318,442
Benefits & Perquisites(8):
Employer Contributions to Executive Deferred Compensation Plan	$—	$—	$—	$—	$—	$—	$—	$—	$—
COBRA Continuation	N/A	N/A	N/A	$16,378	$16,378	N/A	$16,378	$—	$—

Total	$—	$70,680	$—	$564,335	$272,593	$376,292	$784,850	$389,122	$389,122

(1)	Retirement. “Retirement” is defined for purposes of Mr. Huseman’s employment agreement as his voluntary termination of his employment after attaining age 60 and accruing five years of service with us, and for purposes of each other executive’s employment agreement, as such executive’s voluntary termination of his employment after attaining age 65 and accruing ten years of service with us. For purposes of the acceleration of unvested stock options, “Retirement” means the voluntary termination of his employment by an executive officer after he has attained the age of 65.

(2)	Cause. Under each executive officer’s employment agreement, the definition of “Cause” includes, among other things, conviction of the executive of a crime involving moral turpitude or a felony, commission by the executive of fraud upon, or misappropriation of funds of, the Company, knowing engagement by the executive in any activity in direct competition with the Company, and a material breach by the executive of such employment agreement. For purposes of the acceleration of unvested stock options, “Cause” has the same meaning as it has for purposes of the 2003 Incentive Plan. For purposes of the acceleration of unvested restricted stock, “Cause” has the same meaning as it has for purposes of the executive’s employment agreement.

(3)	Good Reason. Under each executive officer’s employment agreement, the definition of “Good Reason” includes, among other things, a reduction in the executive’s base salary or bonus opportunity, a relocation of more than fifty miles of the executive’s principal office, a substantial and adverse change in the executive’s duties, control, authority, status or position, the failure of the Company to continue in effect any pension plan, life insurance plan, health-and-accident plan, retirement plan, disability plan, stock option plan, deferred compensation plan or executive incentive compensation plan under which the executive was receiving material benefits, or the Company’s material reduction of the executive’s benefits under any such plan, and any material breach by the Company of any other material provision of such employment agreement. Prior to terminating his employment for Good Reason, the executive must comply with the notice provisions of his employment agreement. For purposes of the acceleration of unvested stock options, “Good Reason” has the same meaning as it has for purposes of the 2003 Incentive Plan, except that any reduction in the executive’s salary, bonus opportunity or benefit must follow a change in control. For purposes of the acceleration of unvested restricted stock, “Good Reason” has the same meaning as it has for purposes of the executive’s employment agreement.

(4)	Change in Control. Under each executive officer’s employment agreement, the definition of “Change in Control” (or “CIC”) includes, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) approval by the shareholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to merger beneficially own more than 50% of the common stock of the corporation resulting from such merger, and (iii) the sale or other disposition of all or substantially all of the assets of the Company. For purposes of the acceleration of unvested stock options, “Change in Control” has the same meaning as it has for purposes of the 2003 Incentive Plan. For purposes of the acceleration of unvested restricted stock, “Change in Control” has the same meaning as it has for purposes of the executive’s employment agreement. For purposes of the executive deferred compensation plan, “Change in Control” means, subject to certain exceptions, (i) the acquisition by any person other than DLJ Merchant Banking and its affiliates of 40% or more of the combined voting power of the Company’s securities, (ii) the directors serving on the Company’s Board of Directors at the time the plan was adopted ceasing to constitute a majority of the Company’s Board of Directors, or (iii) the liquidation or dissolution of, or the sale of substantially all of the assets of, the Company.

(5)	Severance.

Termination except for Cause or termination of his own employment for Good Reason or Retirement
Each executive officer would be entitled to a lump sum severance payment equal to a multiple of the sum of his base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. For Mr. Huseman, the multiple is three, for Messrs. Krenek, Patterson and Newman the multiple is 1.50, and for Mr. Tyner, the multiple is 0.75. During 2009, the annual incentive target bonus for our named executive officers utilized was 60% for Mr. Huseman, 50% for Messrs. Krenek, Patterson and Newman, and 40% for Mr. Tyner, in each case of their annual salary as of the end of the fiscal year. We did not pay annual incentive bonuses to our named executive officers as of the end of the fiscal year.

Termination except for Cause, or termination of his own employment for Good Reason or Retirement, within the six months preceding or the twelve months following a Change in Control
Each executive officer would be entitled to a lump sum severance payment equal to a multiple of the sum of his base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. For Mr. Huseman, the multiple is three, for Messrs. Krenek, Patterson and Newman the multiple is two, and for Mr. Tyner, the multiple is one.

(6)	Bonus. In addition to severance payments, the named executive officers are entitled to a pro rata portion of their estimated bonus upon certain events of termination. The above tables reflect the annual incentive target bonus for the named executive officers for 2009.

(7)	Long-Term Incentive.

Stock Options
In the event of a termination of the executive by the Company for Cause or voluntary termination by the executive (other than for Retirement), all vested and unvested stock options expire on the termination date. In the event of Retirement, all unvested stock options expire on the termination date and all vested options expire six months after the termination date. In the event of death or disability, all unvested stock options expire on the termination date and all vested options expire one year after the termination date. In the event of any other involuntary or voluntary termination, all unvested stock options expire on the termination date and all vested options expire 90 days after the termination date. If the executive’s employment is terminated by the Company other than for Cause or terminated by the executive for Good Reason, in either case within two years after a Change in Control, all unvested stock options will immediately vest pursuant to the terms of the grant agreement and the 2003 Incentive Plan.

Restricted Stock
All unvested shares of restricted stock will be forfeited by the executive if the executive’s employment is terminated by the Company for Cause or by the executive other than for Good Reason or as a result of a Change in Control. For awards granted after March 1, 2005, if the executive’s employment is terminated by the Company other than for Cause or terminated by the executive for Good Reason, in either case within two years after a Change in Control, all unvested shares of restricted stock will immediately vest pursuant to the terms of the grant agreement.

(8)	Other Benefits and Perquisites.

Employer Contributions to Executive Deferred Compensation Plan
Each executive officer will become fully vested in all unvested matching and discretionary contributions made by the Company into his plan account upon (i) obtaining the age of 65, (ii) his death or disability or (iii) a termination for any reason whatsoever within 24 months following a Change in Control. Otherwise, each executive officer will forfeit any unvested portion of his plan account upon a termination for any reason. Additionally, certain key employees, including the named executive officers, may not receive distributions before a date six months after the date they separate service from the Company for any reason other than death or disability.

COBRA Continuation
In addition to the above cash benefits paid pursuant to each executive officer’s employment agreement, the Company will continue to provide the executive and his dependents with health benefits for up to 18 months.

280G Tax Gross-up
The employment agreements for Messrs. Huseman, Krenek, Patterson, and Newman provide for gross up payments to the extent Section 280G of the Internal Revenue Code would apply to any payments as excess “parachute” payments. The employment agreement for Mr. Tyner does not contain this provision.

Any benefits payable as described above are payable in a cash lump sum not later than 60 calendar days following the termination date. The employment agreements of the named executive officers also contain certain non-competition and non-solicitation provisions. For additional information regarding these employment agreements, see “Executive Compensation Matters — Employment Agreements.”

Director Compensation

The following table sets forth information concerning the 2009 compensation of each of our directors other than Kenneth V. Huseman, who is a named executive officer and receives no compensation for serving as a director:

Director Compensation — 2009

					Change in
					Pension Value
	Fees				and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c) (1)	(d)	(e)	(f)	(g)	(h)

Steven A. Webster	$12,000	$49,600	$—	$—	$—	$—	$61,600
Sylvester P. Johnson, IV	$65,000	$24,800	$—	$—	$—	$—	$89,800
William E. Chiles	$81,000	$24,800	$—	$—	$—	$—	$105,800
Robert F. Fulton	$49,000	$24,800	$—	$—	$—	$—	$73,800
James S. D’Agostino, Jr.	$71,000	$24,800	$—	$—	$—	$—	$95,800
Thomas P. Moore, Jr.	$84,000	$24,800	$—	$—	$—	$—	$108,800
Antonio O. Garza, Jr.	$30,962	$377,250	$—	$—	$—	$—	$408,212
H.H. Wommack, III(2)	$25,500	$24,800	$—	$—	$—	$—	$50,300

(1)	This column represents the total grant date fair value of restricted stock awards granted to each of the applicable directors. The fair value of restricted stock awards was calculated based upon the closing market price of the Company’s common stock on the grant date. The actual value that a director will realize upon vesting of restricted stock awards will depend on the market price of the Company’s stock on the vesting date, so there is no assurance that the value realized by a director will be at or near the value of the market price of the Company’s stock on the grant date.

(2)	Mr. Wommack resigned as a director on June 3, 2009. Mr. Wommack was paid $25,500 in annual cash retainer and for board and committee meetings attended prior to his resignation. All of the stock awards granted in 2009 set forth above were forfeited upon his resignation.

For additional information regarding fees earned for services as a director in 2009, including annual retainer fees, committee and chairmanship fees, and meeting fees, see “Board of Directors and Committees of the Board — Board of Directors — Compensation” and “Compensation Discussion and Analysis — Board Process — Compensation of Directors.”

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions with Related Persons.  During 2009, there were no transactions with related persons that were required to be disclosed in this proxy statement.

Review, Approval or Ratification of Transactions with Related Persons.  Pursuant to the charter of the Audit Committee, the Audit Committee is responsible for establishing procedures for the approval of all related party transactions between the Company and any officer or director that would potentially require disclosure. The Board of Directors has adopted a written policy regarding related party transactions that is to be administered by the Audit Committee. The policy applies generally to transactions, arrangements or relationships in which the Company was, is or will be a participant, in which the amount involved exceeds $60,000 and in which any related person had, has or will have a direct or indirect material interest. Related persons include, among others, directors and officers of the Company, beneficial owners of 5% or more of the Company’s voting securities, immediate family members of the foregoing persons, and any entity in which the foregoing persons are employed, are a principal or in which such person has more than a 10% beneficial ownership interest. The Company’s Chief Financial Officer is responsible for submitting related person transactions to the Audit Committee for approval by the committee at regularly scheduled meetings, or, if such approval is not practicable, to the Chairman of the Audit Committee for approval between such meetings. When considering related person transactions, the Audit Committee, or where submitted to the Chairman, the Chairman, will consider all of the relevant facts available, including, but not limited to: the benefits of the transaction to the Company; the impact on a director’s independence in the event the related person is a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions available to unrelated third parties or to employees of the Company generally. The Company is not aware of any transaction that was required to be reported in its filings with the SEC where such policies and procedures either did not require review or were not followed.

Compensation Committee Interlocks and Insider Participation

Messrs. Chiles (Chairman), D’Agostino and Garza serve as the members of our Compensation Committee. The Board of Directors has determined that Messrs. Chiles, D’Agostino and Garza are independent directors (as defined by NYSE listing standards). None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Leadership Structure of the Company’s Board

Mr. Webster is the Chairman of the Board. The Chairman is not the principal executive officer of the Company. The Board believes that the separation of the Chairman and the Chief Executive Officer functions in this structure is appropriate for oversight purposes on behalf of its investors and given that the Company’s common stock is publicly traded.

Board Role in Risk Oversight of the Company

The Board has delegated certain responsibilities to the Audit Committee under the Company’s Audit Committee Charter. These responsibilities include: (i) meeting periodically with management and/or the Company’s Chief Financial Officer and Controller to review and discuss (A) the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including guidelines and policies with respect to risk management and risk assessment and (B) the effects of regulatory and accounting changes; (ii) reviewing and discussing with the Company’s independent auditor reports that the independent auditors are required to provide to the Audit Committee relating to significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (iii) discussing periodically with members of management, the Company’s internal auditors and the Company’s independent auditor the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting, any changes in internal controls, and any significant deficiencies or material weaknesses in the design or operation of internal controls; and (iv) establishing and maintaining whistleblower procedures for complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. In connection with these risk oversight matters, the Audit Committee also regularly reviews with management safety and litigation matters.

The Board receives regular reports from the Chairman of the Audit Committee regarding its activities and actions, as well as any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the auditors, and the performance of the internal audit function.

The Board does not have any separate risk committees. However, the Compensation Committee, in connection with setting 2009 and 2010 compensation, has considered whether its compensation policies and practices are reasonably likely to cause a material adverse effect on the Company. Risk oversight with respect to other Company matters, to the extent applicable, remains with the Board or the Company’s management.

AUDIT RELATED MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors consists of three directors who are independent, as defined by the standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. Under the charter approved by the Board, the Audit Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Company’s management is responsible for preparing the financial statements of the Company and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the charter is to provide oversight of management’s responsibility. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. The Committee met seven times during the year ended December 31, 2009.

The independent auditors provided the Committee a written statement describing all the relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also discussed with the auditors any relationships that may impact the independence of the auditors.

The Committee discussed and reviewed with the independent auditors all communications required to be discussed by standards of the Public Company Accounting Oversight Board, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Committee reviewed the Company’s audited financial statements as of and for the year ended December 31, 2009, and discussed them with management and the independent auditors. Based on such review and discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

Thomas P. Moore, Jr., Chairman
James S. D’Agostino, Jr.
William E. Chiles

Independent Auditor and Fees

KPMG LLP, a registered public accounting firm, audited the Company’s consolidated financial statements for fiscal 2009, and has advised the Company that it will have a representative available at the 2010 Annual Meeting to respond to appropriate questions. Such representative will be permitted to make a statement if he or she so desires.

KPMG LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audits of the Company’s 2008 and 2009 annual financial statements, reviews of quarterly financial statements, and review of the Company’s documents filed with the Securities and Exchange Commission, (ii) assurance and other services reasonably related to the audit or review of the Company’s financial statements, and (iii) services related to tax compliance.

		Audit-Related
	Audit Fees	Fees	Tax Fees(1)

Fiscal 2009(3)	$1,308,094	$—	$—
Fiscal 2008(3)	$1,513,000	$140,729 (2)	$—

(1)	“Tax Fees” are paid for professional services relating to tax compliance, planning and advice.

(2)	Fees were related to the terminated merger with Grey Wolf, Inc.

(3)	There were no fees billed in 2009 or 2008 that would constitute “All Other Fees.”

Audit Committee Pre-Approved Policies and Procedures

The Audit Committee of the Board of Directors has adopted policies regarding the pre-approval of auditor services. Specifically, commencing in 2006, the Audit Committee began approving at its May meeting all services provided by the independent public accountants. All additional services must be pre-approved on a case-by-case basis. The Audit Committee reviews the actual and budgeted fees for the independent public accountants at its 1st and 4th meetings. All of the services provided by KPMG LLP during fiscal 2009 were approved by the Audit Committee.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected KPMG LLP as the Company’s independent auditor for fiscal year 2010, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board is submitting the selection of KPMG LLP for ratification by stockholders as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the ratification of the selection of KPMG as the Company’s independent auditor for the current fiscal year. The Board of Directors unanimously recommends that you vote FOR this proposal.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The Company is soliciting proxies for the 2010 Annual Meeting and will bear the cost of solicitation. In addition to solicitation by mail, certain of the directors, officers or regular employees of the Company may, without extra compensation, solicit the return of proxies by telephone or electronic media. Arrangements will be made with brokerage houses, custodians and other fiduciaries to send proxy material to their principals, and the Company will reimburse these parties for any out-of-pocket expenses.

PROPOSALS OF STOCKHOLDERS FOR 2011 ANNUAL MEETING

The Company expects that its 2011 annual meeting of stockholders will be held in May 2011 consistent with prior annual meetings. Stockholders of record who intend to submit a proposal at the annual meeting of stockholders in 2011 must provide written notice to the Company in accordance with the Company’s Bylaws. Under the Company’s Bylaws, such notice must be received at the Company’s principal executive offices, addressed to the Secretary of the Company, not earlier than January 25, 2011 nor later than February 24, 2011, which are dates at least 90 days but not more than 120 days in advance of the first anniversary of the date of the Company’s 2010 Annual Meeting.

Stockholders who intend to submit a proposal at the annual meeting of stockholders in 2011 and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in the Company’s Bylaws and Rule l4a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than January 25, 2011 nor later than February 24, 2011. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 2009, reports on Form 5 and amendments thereto furnished to the Company with respect to fiscal 2009, and written representations from officers and directors that no Form 5 was required to be filed, except as set forth below, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of more than 10% of the Common Stock under Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with during fiscal 2009. Mr. Webster filed a Form 4 on March 10, 2009 with respect to a reportable transaction that occurred on March 5, 2009. Mr. Tyner filed a Form 4 on April 13, 2009 with respect to a reportable transaction that occurred on March 19, 2009. Mr. Rankin filed a Form 4 on April 13, 2009 with respect to a reportable transaction that occurred on March 19, 2009. Mr. Rogers filed a Form 4 on April 5, 2010 with respect to a reportable transaction that occurred on July 16, 2009.

ADDITIONAL INFORMATION

We are required to provide an Annual Report to stockholders of the Company for the year ended December 31, 2009, including audited financial statements, to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report along with copies of our Annual Report on Form 10-K for the year ended December 31, 2009 (without exhibits), are available free of charge to stockholders who forward a written request to: Secretary, Basic Energy Services, Inc., 500 W. Illinois, Suite 100, Midland, Texas 79701. You may also review the Company’s filings with the Securities and Exchange Commission by visiting our website at www.basicenergyservices.com.

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker.

The Corporate Governance Guidelines, the Code of Ethics and the charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are also available on the Company’s website (www.basicenergyservices.com), and copies of these documents are available to stockholders, without charge, upon request.

ANNUAL MEETING OF STOCKHOLDERS OF
BASIC ENERGY SERVICES, INC.
May 25, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report
are available at htpps://www.proxydocs.com/BAS
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

■ 20330000000000000000 9	052510

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect THREE Class II directors to serve a three-year term.				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	Nominees for election as Class I directors: O WILLIAM E. CHILES O ROBERT F. FULTON O ANTONIO O. GARZA, JR.		2. RATIFICATION OF AUDITORS To ratify the selection of KPMG LLP as the Company’s independent auditor for fiscal year 2010	☐	☐	☐

In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will not be voted in the election of the nominees as director, FOR the ratification of the selection of KPMG LLP as the Company’s independent auditor and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the election of the nominees as director, and FOR the ratification of the selection of KPMG LLP as the Company’s independent auditor.

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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BASIC ENERGY SERVICES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 25, 2010
     The 2010 Annual Meeting of the Stockholders of Basic Energy Services, Inc. (the "Company") will be held on Tuesday, May 25, 2010, at 10:00 a.m. local time, at the Petroleum Club of Midland, located at 501 W. Wall, Midland, Texas 79701.
The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Kenneth V. Huseman and Alan Krenek, or either of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the 2010 Annual Meeting scheduled to be held on May 25, 2010, or at any adjournment or postponement thereof, on all matters coming before said meeting, all shares of Common Stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.
YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.
(Continued and to be signed on the reverse side.)

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